Exhibit 10.1
EXECUTION VERSION
$150,000,000
CREDIT AGREEMENT
by and among
CSS INDUSTRIES, INC.,
as the Borrower,
CERTAIN SUBSIDIARIES OF THE BORROWER,
as Guarantors,
THE LENDERS PARTY HERETO,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
Dated March 17, 2011

i

Exhibits

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Note
Exhibit C	Form of Notice of Conversion/Extension
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Permitted Acquisition Certificate
Exhibit G	Form of Compliance Certificate
Schedules

Schedule 1.1	Lenders’ Commitment Percentages
Schedule 3.10	Environmental Matters
Schedule 3.12	Capitalization
Schedule 3.15	Intellectual Property
Schedule 3.20	Labor Matters
Schedule 6.1	Indebtedness; Guaranty Obligations
Schedule 6.2	Liens
Schedule 6.4	Asset Sales

This CREDIT AGREEMENT, dated March 17, 2011, is by and among CSS INDUSTRIES, INC., a Delaware corporation (together with its successors and/or assigns, “Borrower”), certain of the Subsidiaries of Borrower (each a “Guarantor” and individually and collectively, together with any other Guarantors who become party hereto from time to time pursuant to Section 5.10, jointly and severally the “Guarantors”), the banks and other financial institutions signatory hereto, together with other such banks and financial institutions as may from time to time become parties to this Agreement (together with their successors and/or assigns, collectively, the “Lenders”; and each individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, together with its successors and/or assigns in such capacity, the “Administrative Agent”).
BACKGROUND
WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility in the maximum principal amount of $150,000,000 to be used for working capital needs, general corporate purposes, and the issuance of commercial and standby letters of credit.
WHEREAS, the Borrower and Guarantors desire to secure all of the Obligations by granting to Administrative Agent, on behalf of Lender Parties, a first priority Lien on such amount of the capital stock of Borrower’s or such Guarantor’s Foreign Subsidiaries as will not result in materially adverse tax consequences to the Borrower or such Guarantor; and
WHEREAS, the Lenders have agreed to make such loans, letters of credit and other financial accommodations to the Borrower on the terms and conditions contained herein.
NOW THEREFORE, in consideration of the mutual covenants herein contained and of the loans, letters of credit and other financial accommodations hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND OTHER PROVISIONS
Section 1.1 Defined Terms.
As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:
“Additional Guarantor” means a Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.
“Additional Pledged Foreign Subsidiary” means a Person that becomes a Pledged Foreign Subsidiary by execution of such Person’s equityholders of a Pledge Joinder Agreement in accordance with Section 5.10.

“Administrative Agent” has the meaning set forth in the preamble of this Agreement and any successors in such capacity.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on the Administrative Agent’s signature page hereto, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 18% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Aggregate Committed Amount” means the aggregate maximum amount set forth opposite each period identified below (as such aggregate maximum amount may be modified as provided in this Section 1.1 or reduced from time to time as provided in Section 2.4):

Low Commitment Period	$50,000,000, provided, however that upon fifteen (15) days prior written notice from Borrower to Administrative Agent, Borrower may increase the Aggregate Committed Amount during the remaining Low Commitment Period (or for such shorter period of time as may be specified in such notice) to an amount not less than $62,500,000 and not to exceed $125,000,000; provided further that the Aggregate Committed Amount equal to $50,000,000 must be maintained for three consecutive months during any Low Commitment Period; provided further however that not more than three notices may be given by the Borrower in the aggregate with respect to a Low Commitment Period and a Medium Commitment Period falling within the same calendar year.

Medium Commitment Period	$100,000,000, provided, however that upon fifteen (15) days prior written notice from Borrower to Administrative Agent, Borrower may increase the Aggregate Committed Amount during the remaining Medium Commitment Period (or for such shorter period of time as may be specified in such notice) to an amount not to exceed $125,000,000; provided further that not more than three notices may be given by the Borrower in the aggregate with respect to a Low Commitment Period and a Medium Commitment Period falling within the same calendar year.

High Commitment Period	$150,000,000

“Agreement” means this Credit Agreement, as amended, modified or supplemented from time to time in accordance with its terms.
“Asset Sale” means the sale, transfer or other disposition by the Borrower to any Person other than a Credit Party or an Excluded Subsidiary or by any Subsidiary of the Borrower (other than an Excluded Subsidiary) to any Person other than the Borrower, another Credit Party or an Excluded Subsidiary of (a) any of the existing or future Capital Stock (other than an original issue of Capital Stock of a Person where the issued Capital Stock is issued to the Borrower or a Credit Party) of any Subsidiary of the Borrower or (b) any other property, now owned or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions (including any and all assets and businesses of any division or line of business and further including intangible assets) of the Borrower or any of its Subsidiaries, excluding sales, transfers, leases or other dispositions of inventory or materials in the ordinary course of business of the Borrower or any of its Subsidiaries and the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.
“Banking Services” means the following bank services provided to any Credit Party by any Lender: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services, but not including, in any case, insurance services).
“Banking Services Obligations” of the Credit Parties means any and all obligations of any Credit Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Code” means the Bankruptcy Code codified in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Borrower” has the meaning set forth in the first paragraph of this Agreement.
“Business” means the businesses operated by any of the Credit Parties or their Subsidiaries.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina, or Philadelphia, Pennsylvania are authorized or required by law to close; provided, however, that when used in connection with a borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.
“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” means the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.
“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets upon liquidation of, the issuing Person.
“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”), (b) U.S. dollar denominated time deposits, certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve (12) months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States of America or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there has been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment and (f) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s.
“Change of Control” means any of the following: (i) any Person, either individually or acting in concert with one or more other Persons as a “group,” excluding Jack Farber and/or any member(s) of his immediately family, and/or any trust under which Jack Farber and/or any member(s) of his immediate family hold the legal and equitable interests, shall have acquired beneficial ownership, directly or indirectly, of all of the issued and outstanding Capital Stock of the Borrower representing 50% or more of the combined voting power of all issued and outstanding Capital Stock of the Borrower entitled to vote in the election of members of the board of directors of the Borrower, other than the Capital Stock having such power only by reason of the happening of a contingency and (ii) the occurrence of a change in the composition of the board of directors of the Borrower such that a majority of the members of such board during any period of two consecutive years are not Continuing Members. As used herein, the term “group”, “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder (except with respect to “beneficial ownership,” a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time).

“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, modified, succeeded or replaced from time to time.
“Collateral” means, collectively, all of the property in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans in an aggregate principal amount at any time outstanding up to such Lender’s Committed Amount.
“Commitment Percentage” means, for each Lender, the percentage identified as its Commitment Percentage on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).
“Commitment Period” means the period from and including the Closing Date to but not including the Commitment Termination Date.
“Commitment Termination Date” means March 17, 2016.
“Committed Amount” means the amount of each Lender’s portion of the Aggregate Committed Amount equal to the Commitment Percentage of such Lender at the time of determination multiplied by the Aggregate Committed Amount at the time of determination, as such amount may be reduced from time to time in accordance with the provisions hereof.
“Commonly Controlled Entity” means any Person, other than an individual, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
“Consolidated Capital Expenditures” means, for any period, all capital expenditures of the Borrower and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP. The term “Consolidated Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Credit Parties and their Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents.
“Consolidated EBIT” means, for any period, the amount of (all as determined in accordance with GAAP):
(a) Consolidated Net Income for such period, plus

(b) an amount that, in the determination of Consolidated Net Income for such period, has been deducted for (without duplication) (and in the case of clauses (iii), (iv), (vi), and (vii), only to the extent such non-cash charges or losses are not reserved for future cash charges or losses and are otherwise not reasonably expected to become cash charges or losses in a later period):
(i) Consolidated Interest Expense;
(ii) total federal, state and local income, business privilege and similar tax expense;
(iii) any non-cash impairment charges relating to intangible assets;
(iv) any non-cash impairment charges relating to tangible fixed assets;
(v) Consolidated Stock Compensation Expense;
(vi) any non-cash restructuring charges; and
(vii) any other non-cash loss; minus
(c) an amount that, in the determination of Consolidated Net Income for such period, has been included for (without duplication):
(i) federal, state and local income and similar tax benefits;
(ii) any aggregate net gain arising from the sale, exchange or other disposition of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) by the Borrower and its Subsidiaries; and
(iii) any other non-cash gain.
“Consolidated Interest Expense” means, for any period, all interest expense on Funded Debt of the Borrower and its Subsidiaries (including, without limitation, the interest component under Capital Leases), net of all interest income that has been included in the determination of Consolidated Net Income for such period, all as determined in accordance with GAAP.
“Consolidated Net Income” means, for any period, net income (excluding extraordinary items) after taxes for such period of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.
“Consolidated Stock Compensation Expense” means, for any period, all non-cash charges resulting from the application of ASC 718, Compensation — Stock Compensation (formerly Financial Accounting Standard No. 123R) of the Borrower and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP.

“Continuing Member” means, as of any date of determination any member of the board of directors of the Borrower who (i) was a member of such board on the Closing Date or (ii) was nominated for election or elected to such board with the affirmative vote of a majority of the members who were either members of such board on the Closing Date or whose nomination or election was previously so approved.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
“Credit Documents” means this Agreement, each of the Notes, the Security Documents, any Joinder Agreement, the Letters of Credit, any Assignment and Assumption, the LOC Documents, and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any Hedging Agreement or any agreement, document, certificate or instrument related to Banking Services).
“Credit Party” means the Borrower, any of the Guarantors or any of the Pledged Foreign Subsidiaries, individually or collectively, as appropriate.
“Default” means any event that would constitute an Event of Default, whether or not any requirement for the giving of notice or the lapse of time, or both, has been satisfied.
“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Lending Office” means, as to any Lender, such office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which LMI Rate Loans of such Lender are to be made.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Eurodollar Reserve Percentage” means for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) that is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” has the meaning set forth in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Subsidiaries” means, individually and collectively, (a) Berwick Poly-Tex Corporation, a Delaware corporation, Crystal Creative Products, Inc., an Ohio corporation, CSS Funding LLC, a Delaware limited liability company (to the extent permitted by Section 5.14), CSS Management LLC, a Delaware limited liability company, Offray Canada Inc., a Quebec corporation, and (b) any other nominally capitalized and inactive Subsidiary until such time as such Subsidiary becomes a Guarantor or a Pledged Foreign Subsidiary in accordance with Section 5.10.
“Existing Accounts Receivable Securitization” means the Receivables Purchase Agreement among CSS Funding LLC, the Borrower, Market Street Funding Corporation and PNC Bank, National Association, dated as of April 30, 2001, as amended; the Purchase and Sale Agreement among certain entities listed on Schedule I thereto, as the originators, the Borrower, and CSS Funding LLC, dated as of April 30, 2001, as amended; and all other agreements, documents, and instruments delivered in connection therewith.
“Existing PNC Line of Credit” means the Second Amended and Restated Loan Agreement, dated as of November 21, 2008, among the Borrower, the lenders party thereto and PNC Bank, National Association, as administrative agent for the lenders party thereto, as amended; and all other agreements, documents, and instruments delivered in connection therewith.

“Extension of Credit” means, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letter” means the letter agreement dated as of the date hereof addressed to the Borrower from the Administrative Agent, as amended, modified or otherwise supplemented.
“Foreign Subsidiary” means any Subsidiary of the Borrower or Guarantor that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding LOC Obligations other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.
“Funded Debt” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including earnout obligations to the extent reflected on the balance sheet of such Person) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person that would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) all obligations of such Person under Hedging Agreements to the extent required to be accounted for as a liability under GAAP, excluding any portion thereof that would be accounted for as interest expense under GAAP, (g) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn and unreimbursed thereunder, (h) all preferred Capital Stock or other equity interests issued by such Person to the extent of the current obligations of such Person to purchase, redeem, retire, defease or otherwise acquire value for any such Capital Stock (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends) determined in accordance with GAAP, (i) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all Indebtedness of others of the type described in clauses (a) through (i) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (i) hereof, and (l) all Indebtedness of the type described in clauses (a) through (i) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer that is required to be treated as a liability of such Person in accordance with GAAP; provided that “Funded Debt” shall not include trade payables, accrued expenses, accrued dividends (other than as provided in clause (h) hereof), deferred compensation, accrued income taxes and deferred income taxes, in each case, as determined in accordance with GAAP.

“GAAP” shall mean generally accepted accounting principles, as in effect at the time of application to the provisions hereof, and consistently applied.
“Government Acts” has the meaning set forth in Section 2.16(a).
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantor” means any of the Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and any other Domestic Subsidiary of the Borrower that executes a Joinder Agreement, together with their successors and permitted assigns.
“Guaranty” means the guaranty of the Guarantors set forth in Article X.
“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made, unless otherwise required under applicable law.
“Hedging Agreement Provider” means any Person that enters into a Hedging Agreement with a Credit Party or any of its Subsidiaries that constitutes Permitted Indebtedness to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into such Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement.

“Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.
“High Commitment Period” means the period from and including November 1 of each year to and including January 31 of the following year and shall be immediately followed by the Low Commitment Period.
“Indebtedness” means, with respect to any Person, without duplication, (a) all Funded Debt of such Person, (b) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (c) all Indebtedness of others of the type described in clauses (a) and (b) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (d) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) and (b) hereof, and (e) all Indebtedness of the type described in clauses (a) and (b) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer that is required to be treated as a liability of such Person in accordance with GAAP; provided that “Indebtedness” shall not include trade payables of such Person.
“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.
“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks and trademark licenses.
“Interest Coverage Ratio” means, as of the end of each fiscal quarter of the Borrower and its Subsidiaries on a consolidated basis for the four consecutive quarters ending on such date, the ratio of (a) Consolidated EBIT for such four fiscal quarter period to (b) Consolidated Interest Expense for such four fiscal quarter period.
“Interest Payment Date” means (a) as to any LIBOR Rate Loan, the last day of such Interest Period and the Commitment Termination Date, (b) as to any LMI Rate Loan, the last Business Day of each March, June, September and December and the Commitment Termination Date and (c) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.5(b), the date on which such mandatory prepayment is due.
“Interest Period” means, with respect to any LIBOR Rate Loan,
(a) initially, the period commencing on the date such Loan is made or converted, as the case may be, with respect to such LIBOR Rate Loan and ending one (1), two (2), or three (3) months thereafter, subject to availability, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one (1), two (2), three (3) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than two (2) Business Days’ prior to the last day of the then current Interest Period with respect thereto;
provided that the foregoing provisions are subject to the following:
(i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;
(iii) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an LMI Rate Loan to replace the affected LIBOR Rate Loan; and
(iv) no more than eight (8) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans of different Interest Periods or Tranches shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions in the same Tranche may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.
“Issuing Lender” means Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“Issuing Lender Fees” has the meaning set forth in Section 2.3(b).
“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit E, executed and delivered by an Additional Guarantor in accordance with the provisions of Section 5.10.

“Lender” means, as of any date of determination, any Lender that holds a portion of the outstanding Loans or the Commitment on such date.
“Lender Parties” means collectively, (i) the Administrative Agent, (ii) the Lenders, (iii) the Issuing Lender, (iv) any Lender with respect to any Banking Services Obligations, and (v) any Hedging Agreement Provider which is a counterparty to any Participating Hedging Agreement, provided that the Lender, with respect to clause (iv), and the Lender or Affiliate of a Lender party thereto (other than Wells Fargo or its Affiliates), with respect to clause (v), shall have delivered written notice to the Administrative Agent that such a transaction (other than Participating Hedging Agreements relating to foreign currency exchange hedging, as to which no notice will be required) has been entered into and that it constitutes an Obligation entitled to the benefits of the Guaranty and the Security Documents.
“Letter of Credit” means any commercial or standby letter of credit issued by the Issuing Lender under the LOC Commitment pursuant to the terms hereof, as such Letter of Credit may be amended, modified, extended, renewed or replaced from time to time.
“Letter of Credit Fee” and “Letter of Credit Fees” have the meaning set forth in Section 2.3(a).
“Letter of Credit Negotiation Fee” and “Letter of Credit Negotiation Fees” have the meaning set forth in Section 2.3(a).
“LIBOR” means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Moneyline Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100th of 1%). If, for any reason, neither of such rates is available, then “LIBOR” means the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.
“LIBOR Lending Office” means, as to any Lender, such office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Market Index Rate” means, for any day, the rate for one (1) month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation).
“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage
“LIBOR Rate Loan” means all Loans that bear interest at an interest rate based on the LIBOR Rate.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
“LMI Rate Loans” means all Loans that bear interest at an interest rate based on the LIBOR Market Index Rate.
“Loan” and “Loans” has the meaning set forth in Section 2.1(a).
“LOC Commitment” means the commitment of the Issuing Lender to issue Letters of Credit under the LOC Sublimit, and with respect to each Lender, the commitment of such Lender to purchase participation interests in such Letters of Credit, in each case, in accordance with the terms of this Agreement.
“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.
“LOC Mandatory Borrowing” has the meaning set forth in Section 2.2(e).
“LOC Obligations” means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed by or on behalf of Borrower.
“LOC Sublimit” means Twenty Million Dollars ($20,000,000).

“Low Commitment Period” means the period from and including February 1 to and including June 30 of each year and shall be immediately followed by the Medium Commitment Period.
“Material Adverse Effect” means a material adverse effect on (a) the businesses, properties, operations or financial conditions of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Credit Parties taken as a whole to perform their obligations, when such obligations are required to be performed, under this Agreement, any Note or any other Credit Document or (c) the validity or enforceability of this Agreement, any Note, any of the other Credit Documents, any Participating Hedging Agreement or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder, in any material respect.
“Material Contract” means (a) any contract or other agreement, written or oral, of a Credit Party or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $1,000,000 per annum (excluding any purchase orders issued to or by a Credit Party or agreements for the purchase or sale of inventory in the ordinary course of business) and (b) any other contract, agreement, permit or license, written or oral, of a Credit Party or any of its Subsidiaries (including any purchase orders issued to or by a Credit Party or agreements for the purchase or sale of inventory in the ordinary course of business) as to which the breach, nonperformance, cancellation of failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, friable asbestos, polychlorinated biphenyls in regulated concentrations and urea-formaldehyde insulation.
“Medium Commitment Period” means the period from and including July 1 to and including October 31 of each year and shall be immediately followed by the High Commitment Period.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Note” or “Notes” means the promissory notes of the Borrower in favor of any Lender evidencing the Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.
“Notice of Borrowing” means a written request for a Loan, in each case substantially in the form of Exhibit A.
“Notice of Conversion/Extension” means the written notice of conversion or extension as referenced and defined in Section 2.7.

“Obligations” means, without duplication, (a) all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders, the Issuing Lender and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents including principal, interest, fees, LOC Obligations, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code), (b) all Banking Services Obligations, provided that at or prior to the time that any transaction relating to such Banking Services Obligations is executed (or, if later, the applicable effective date), the Lender (other than Wells Fargo) shall have delivered written notice to the Administrative Agent that such transaction has been entered into and that it constitutes an Obligation entitled to the benefits of the Guaranty and the Security Documents; and (c) all Swap Obligations, provided that at or prior to the time that any transaction relating to such Swap Obligations is executed, the Hedging Agreement Provider party thereto (other than Wells Fargo) shall have delivered written notice to the Administrative Agent that such a transaction (other than Participating Hedging Agreements relating to foreign currency exchange hedging, as to which no notice will be required) has been entered into and that it constitutes an Obligation entitled to the benefits of the Guaranty and the Security Documents.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Participants” has the meaning set forth in Section 9.6(b).
“Participating Hedging Agreement” means any Hedging Agreement between a Credit Party and a Hedging Agreement Provider, as amended, modified, supplemented, extended or restated from time to time, the obligations under which are secured pursuant to the Security Documents and guarantied pursuant to the Guaranty.
“Participation Interest” means the purchase by a Lender of a participation interest in Letters of Credit as provided in Section 2.2(c).
“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
“Permitted Acquisition” means any transaction or any series of related transactions of the Borrower or any Subsidiary (other than an Excluded Subsidiary) whereby such Person acquires all or a material portion of the stock, securities or other property of any nature (other than machinery, equipment, inventory or supplies purchased in the ordinary course of business of the purchaser and Consolidated Capital Expenditures permitted by Section 6.11) of any Person and the following conditions have been met:
(a) consideration for all such acquisitions may not exceed $25,000,000 during any fiscal year and $100,000,000 in the aggregate during the term of this Agreement;

(b) no Default or Event of Default hereunder has occurred and is outstanding or would otherwise be caused by, or would exist after giving effect to, the consummation of such acquisition;
(c) the acquiring Person must acquire, in the case of a stock acquisition, at least 80% of the issued and outstanding Capital Stock of the Person being acquired (provided, however, that if the acquiring Person acquires less than 100% of the issued and outstanding Capital Stock of the acquired Person, the owners of the unacquired shares must be bound by a shareholders agreement reasonably satisfactory to the Administrative Agent which shall include, at a minimum, “drag along” rights in respect of such minority shares);
(d) the Borrower and its Subsidiaries shall not assume any new contingent liabilities which would cause, or be reasonably likely to cause, a Material Adverse Effect;
(e) the business of the acquired entity shall be generally similar to the lines of business of the Credit Parties;
(f) any Person directly or indirectly acquired by the Borrower (and becoming a Subsidiary) shall comply with the provisions of Section 5.10;
(g) the Administrative Agent shall have received a satisfactory certificate substantially in the form of Exhibit F prepared and signed by a Responsible Officer of the Borrower showing the cost of acquiring the applicable Person exclusive of amounts attributable to the working capital requirements of such Person and (after taking into effect the proposed acquisition) pro forma covenant compliance with the financial covenants set forth in Section 5.9 immediately following the applicable acquisition and projected compliance with such covenants for no fewer than the next four (4) succeeding fiscal quarters of the Borrower, setting forth in reasonable detail the calculations used in presenting such costs and projections and with such supporting information as may be reasonably requested by the Administrative Agent; and
(h) the Administrative Agent shall have received a satisfactory officer’s certificate from a Responsible Officer to the effect that the conditions set forth in clauses (a) through (g) have been satisfied as of the date of the acquisition.
“Permitted Disposition” means:
(a) the sale, transfer, lease or other disposition of cash and Cash Equivalents, inventory and materials in the ordinary course of business;
(b) Recovery Events;
(c) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;
(d) the sale, lease or transfer of property or assets between any Credit Parties, or, for not more than fair value, between any other Subsidiary and any Credit Party;

(e) the merger of any Subsidiary or Credit Party with and into a Credit Party, so long as (A) the Borrower is the surviving entity of any such merger among the Borrower and any other Credit Party, (B) no Person other than the surviving Credit Party receives any consideration in respect or as a result of such transaction, and (C) the security interests granted to the Administrative Agent for the benefit of the Lender Parties pursuant to the Security Documents in the assets of the Credit Parties so merged shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger);
(f) the liquidation or voluntary dissolution of a Credit Party or a Subsidiary so long as such liquidation or dissolution could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and, in connection therewith, all of the remaining assets of such entity are transferred to a Credit Party;
(g) Asset Sales made at a time when no Default or Event of Default has occurred and is continuing or would result from such Asset Sale, provided that (i) the consideration received shall be in an amount at least substantially equal to the fair market value of the property which is the subject of the Asset Sale, as certified to the Administrative Agent by a Responsible Officer of the Borrower, (ii) at least 50% of the consideration received therefrom shall be cash, (iii) such Asset Sales are not to an Affiliate of the Credit Party, and (iv) the assets sold in all transactions permitted hereby after the Closing Date, together with the transactions referred to in the proviso of Section 6.9 (Sale Leasebacks), shall have an aggregate fair market value of not more than $30,000,000;
(h) Asset Sales set forth in Schedule 6.4 hereto;
(i) sales or transfers of accounts receivable of the Borrower or any of its Subsidiaries (other than Excluded Subsidiaries) that seek to limit the risk of default by or bankruptcy of any customer of the Borrower or any of its Subsidiaries on any such accounts receivable owed to the Borrower or any of its Subsidiaries for merchandise delivered or services rendered by the Borrower or any of its Subsidiaries to such customer (including but not limited to credit insurance); provided that (i) no Default or Event of Default has occurred and is continuing at the time of such sale or transfer or would result therefrom and (ii) the consideration received for such accounts receivable shall be in an amount at least substantially equal to the fair market value of the accounts receivable which is the subject of the Asset Sale, as certified to the Administrative Agent by a Responsible Officer of the Borrower; and
(j) sales of minority interests of Capital Stock of any Subsidiary of the Borrower not to exceed 20% of Capital Stock of such Subsidiary in the aggregate from all such sales to any employees of such Subsidiary made at a time when no Default or Event of Default has occurred and is continuing or would result from any such sale.
“Permitted Guaranty Obligations” means:
(a) Guaranty Obligations under the Guaranty;
(b) Guaranty Obligations with respect to Hedging Agreements which constitute Permitted Indebtedness;

(c) Guaranty Obligations existing on the Closing Date as described on Schedule 6.1;
(d) Guaranty Obligations of any Credit Party with respect to operating leases of any Subsidiary (other than an Excluded Subsidiary) entered into in the ordinary course of business;
(e) indemnification obligations to directors and officers under applicable law or set forth in the certificate of incorporation and/or by-laws of any Credit Party or any of its Subsidiaries;
(f) Guaranty Obligations by any Credit Party for the Indebtedness of any other Credit Party; and
(g) other Guaranty Obligations of the Borrower and any other Credit Party in an aggregate principal amount, together with the Indebtedness permitted under clause (h) of the “Permitted Indebtedness” definition, not exceeding $5,000,000 at any one time outstanding.
“Permitted Indebtedness” means:
(a) Indebtedness arising or existing under this Agreement and the other Credit Documents and the Guaranty Obligations under the Guaranty;
(b) Indebtedness owing under Hedging Agreements entered into in order to manage existing or anticipated risks and not for speculative purposes;
(c) Indebtedness existing on the Closing Date as described on Schedule 6.1;
(d) Indebtedness of the Borrower or its Subsidiaries existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the Closing Date;
(e) purchase money Indebtedness and Capital Leases of the Borrower or its Subsidiaries (other than Excluded Subsidiaries) secured by Liens permitted pursuant to clause (h) of the “Permitted Liens” definition in an aggregate principal amount, together with the Indebtedness permitted by clause (h) of the “Permitted Indebtedness” definition, not exceeding $20,000,000 at any one time outstanding;
(f) Indebtedness arising out of the recharacterization of operating leases as Capital Leases that is required by changes in the application of accounting principles employed in the preparation of the financial statements of the Borrower and its Subsidiaries (other than Excluded Subsidiaries);
(g) Indebtedness of any Credit Party to any other Credit Party; and
(h) other Indebtedness of the Borrower and any other Credit Party in an aggregate principal amount, together with the Guaranty Obligations permitted under clause (g) of the “Permitted Guaranty Obligations” definition, not exceeding $5,000,000 at any one time outstanding.

“Permitted Investments” means:
(a) cash and Cash Equivalents;
(b) receivables owing to any Credit Party or any of its Subsidiaries (other than Excluded Subsidiaries), in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(c) Investments in and loans to any Credit Parties;
(d) loans and advances to employees made in the ordinary course of business related to business travel and expense advances;
(e) Investments in any Subsidiary of the Borrower as existing on the Closing Date;
(f) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(g) advances to suppliers and other vendors under purchase orders or purchase agreements with such Persons, in each case if created or made in the ordinary course of business consistent with past practices of the Borrower or any applicable Credit Party not to exceed $15,000,000 in the aggregate outstanding at any one time;
(h) Permitted Acquisitions; and
(i) other Investments not to exceed $20,000,000 in the aggregate outstanding at any one time; provided that any Investments in partnerships, joint ventures or other similar arrangements, whether in corporate, partnership or other legal form shall not exceed $2,500,000 in the aggregate outstanding at any one time.
“Permitted Liens” means:
(a) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Credit Parties or their Subsidiaries, as the case may be, in conformity with GAAP;
(b) Liens evidencing consignment or bailment arrangements with the Borrower or any Credit Party as consignee or bailee;
(c) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision has been made therefor;

(d) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(f) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);
(g) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such lien is attached;
(h) Capital Leases and purchase money security interests (attaching solely to the fixed asset purchased and securing only the obligation incurred to finance such purchase) from the Borrower or any of the Subsidiaries (other than Excluded Subsidiaries) to Persons providing financing for permitted Consolidated Capital Expenditures; provided that each such financing obligation incurred by the Borrower shall not exceed the lesser of (A) cost or (B) appraised fair market value;
(i) Liens (other than on accounts and/or inventory) deemed to be assumed or taken subject to by the Borrower or any of the Subsidiaries (other than Excluded Subsidiaries) in connection with Permitted Acquisitions on property of the acquired entity as of the date of the Permitted Acquisition;
(j) Liens existing as of the Closing Date and described on Schedule 6.2 hereto;
(k) any attachment or judgment Lien not constituting an Event of Default;
(l) Liens under leases arising due to their recharacterization as Capital Leases and permitted under clause (f) of the “Permitted Indebtedness” definition;
(m) Liens granted pursuant to the Security Documents;
(n) Liens in favor of a Hedging Agreement Provider in connection with any Participating Hedging Agreement, but only (i) to the extent such Liens are on the same collateral as to which the Administrative Agent on behalf of the Lenders also has a Lien and (ii) if such Hedging Agreement Provider and the Administrative Agent, on behalf of the Lenders shall share pari passu in the collateral subject to such Liens; and

(o) Liens which are not otherwise permitted pursuant to this Section, securing Indebtedness not exceeding $1,000,000 in the aggregate outstanding at any one time.
“Permitted Restricted Payment” means:
(a) dividends payable to the Borrower or any Credit Party by any Subsidiary of the Borrower or such Credit Party;
(b) repurchase, redemption or retirement of the Borrower’s Capital Stock; provided that after giving effect to such repurchase, redemption or retirement, the Borrower is in pro forma compliance with Section 5.9(a), determined on as of the end of the immediately preceding fiscal quarter, but after giving effect to the consummation of such repurchase, redemption or retirement, as if such repurchase, redemption or retirement occurred during such immediately preceding fiscal quarter; and
(c) any dividends from the Borrower to its shareholders made in the ordinary course of business of the Borrower.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan” means, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledge Agreement” means the Pledge Agreement, delivered pursuant to Section 4.1(a), executed in favor of the Administrative Agent, for the benefit of the Lender Parties, by the Borrower and the Guarantors, as it may be amended, modified, restated or supplemented from time to time.
“Pledge Joinder Agreement” means a Joinder Agreement to the Pledge Agreement substantially in the form of an exhibit to the Pledge Agreement attached thereto, executed and delivered by an Additional Guarantor in accordance with the provisions of Section 5.10.
“Pledged Foreign Subsidiary” has the meaning assigned to such term in the Pledge Agreement.
“Properties” means the real properties or interests therein owned, leased or operated by any of the Credit Parties or any of their Subsidiaries.
“Purchasing Lenders” has the meaning set forth in Section 9.6(c).
“Recovery Event” means theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets owned by any of the Credit Parties or any of their Subsidiaries which results in the receipt by any of the Credit Parties or any of their Subsidiaries of any cash insurance proceeds or condemnation award payable by reason thereof.

“Register” has the meaning set forth in Section 9.6(d).
“Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.
“Required Lenders” means, at any time, two or more Lenders holding in the aggregate more than 66 2/3% of (a) the Commitments (and Participation Interests therein) or (b) if the Commitments have been terminated, the outstanding Loans and Participation Interests (including the Participation Interests of the Issuing Lender in any Letters of Credit); provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitment, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender.
“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means, (a) as to the Borrower, the Vice President Finance, Treasurer, or Chief Financial Officer of the Borrower, or (b) as to any other Credit Party, any duly authorized officer thereof.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Capital Stock in any Person.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.
“Sale Leaseback” has the meaning set forth in Section 6.9.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement /ofac/sanctions/index.html, or as otherwise published from time to time.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Scheduled Funded Debt Payments” means, as of any date of determination for the Credit Parties and their Subsidiaries, the sum of all scheduled payments of principal on Funded Debt for the four consecutive quarter period ending on the date of determination (including the principal component of payments due on Capital Leases during such period).
“SEC” means the Securities and Exchange Commission and any successor thereto.
“Security Documents” means the Pledge Agreement, any Pledge Joinder Agreement and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing or granting to the Administrative Agent, for the benefit of the Lender Parties, Liens or security interests to secure, inter alia, the Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and Liens arising thereunder, including, without limitation, UCC financing statements.
“Single Employer Plan” means any Plan which is not a Multiemployer Plan.
“Subsidiary” means, as to any Person, (a) a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect 50% or more of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person or (b) any corporation, partnership, limited liability company or other entity to the extent such Person owns, directly or indirectly, 50% or more of the outstanding Capital Stock of such corporation, partnership, limited liability company or other entity. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Supplemental Collateral Agent” has the meaning assigned to that term in Section 8.1.
“Swap Obligations” of a Person means any and all obligations of such Person to any Hedging Agreement Provider, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Participating Hedging Agreement, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Participating Hedging Agreement.
“Tangible Net Worth” means, as at any date of determination, shareholders’ equity minus intangible assets (including, without limitation, franchises, patents, patent applications, trademarks, trade names, copyrights, service marks, brand names, licenses, goodwill and research and development expenses) minus, to the extent not already deducted as an intangible asset, Investments permitted under clause (i) of the “Permitted Investments” definition, determined on a consolidated basis for the Borrower and its Subsidiaries in conformity with GAAP.
“Taxes” has the meaning set forth in Section 2.15(a).

“Tranche” means the collective reference to LIBOR Rate Loans with Interest Periods which begin and end on the same day and are all under the same Loan.
“Transfer Effective Date” has the meaning set forth in each Assignment and Assumption.
“UCC” means the Uniform Commercial Code, as presently and hereafter enacted in the Commonwealth of Pennsylvania. Any term used in this Agreement which is defined in the UCC and not otherwise defined in this Agreement or in any other Credit Document has the meaning given to the term in the UCC.
“UFCA” means the Uniform Fraudulent Conveyance Act, as amended, modified, succeeded or replaced from time to time.
“UFTA” means the Uniform Fraudulent Transfer Act, as amended, modified, succeeded or replaced from time to time.
“Unused Fee” has the meaning set forth in Section 2.3(d).
“Wells Fargo” means Wells Fargo Bank, National Association, together with its successors and/or assigns.
Section 1.2 Other Definitional Provisions.
(a) Unless otherwise specified therein, all terms defined in this Agreement have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.
(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
Section 1.3 Accounting Terms.
Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited financial statements with respect to the Borrower and its Subsidiaries delivered to the Administrative Agent and Lenders pursuant to this Agreement; provided that if, after the Closing Date, the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual financial statements given in accordance with the provisions of Section 5.1, a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding annual financial statements as to which no objection shall have been made in accordance with the provisions above. The Borrower’s delivery obligation set forth in the immediately preceding sentence shall be deemed satisfied to the extent such description is included in the financial statements delivered to the Administrative Agent and Lenders pursuant hereto or in the Borrower’s reports filed with the SEC as part of or contemporaneously with the Borrower’s financial statements.
ARTICLE II
THE LOANS; AMOUNT AND TERMS
Section 2.1 Loans.
(a) Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans in Dollars (individually a “Loan” and collectively, the “Loans”) to the Borrower from time to time in an aggregate principal amount of up to the Aggregate Committed Amount for the purposes hereinafter set forth; provided, however, that (i) with respect to each Lender individually, the aggregate principal amount of such Lender’s Commitment Percentage of Loans plus LOC Obligations, shall not exceed such Lender’s Committed Amount, and (ii) with respect to the Lenders collectively, the aggregate principal amount of Loans plus LOC Obligations shall not exceed the Aggregate Committed Amount. The Loans may consist of LIBOR Rate Loans or LMI Rate Loans, or a combination thereof, as the Borrower may request. Loans may be repaid and reborrowed in accordance with the provisions hereof.
(b) Loan Borrowings.
(i) Notice of Borrowing. The Borrower may request a Loan borrowing by delivering a Notice of Borrowing (or telephone notice promptly confirmed by delivery of a Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 12:00 P.M. (Philadelphia, Pennsylvania time) on the date of the requested borrowing for LMI Rate Loans and at least two (2) Business Days before the required borrowing for LIBOR Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) the Borrower, (B) that a Loan is requested, (C) the date of the requested borrowing (which shall be a Business Day), and (D) the aggregate principal amount to be borrowed. The Administrative Agent shall give notice to each Lender, promptly upon receipt of each Notice of Borrowing, of the contents thereof and each such Lender’s share thereof.

(ii) Minimum Amounts. Each Loan shall be in a minimum aggregate amount of $2,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Aggregate Committed Amount, if less).
(iii) Advances. Each Lender will make its Commitment Percentage of each Loan borrowing available to the Administrative Agent, for the account of the Borrower, in Dollars and in funds immediately available to the Administrative Agent, at the Administrative Agent’s Office by 3:00 P.M. (Philadelphia, Pennsylvania time) on the date specified in the applicable Notice of Borrowing. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the Administrative Agent’s Office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
(c) Repayment. The principal amount of all Loans shall be due and payable in full on the Commitment Termination Date, unless accelerated sooner pursuant to Section 7.2.
(d) Interest. Subject to the provisions of Section 2.6, each Loan shall bear interest as follows:
(i) LIBOR Rate Loans. During such periods as a Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus 0.95% per annum; and
(ii) LMI Rate Loans. During such periods a Loan shall be comprised of LMI Rate Loans, each such LMI Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Market Index Rate plus 0.95% per annum.
Interest on each Loan (and each LIBOR Rate Loan thereunder) shall be payable in arrears on each related Interest Payment Date.
(e) Notes. Each Lender’s Committed Amount shall be evidenced, upon such Lender’s request, by a duly executed promissory note of the Borrower to such Lender in substantially the form of Exhibit B.
(f) Automatic Deduction of Payments. The Borrower hereby authorizes and directs Wells Fargo to deduct all payments of principal and interest on the Loans, when due, from the Borrower’s deposit accounts with Wells Fargo, and the Borrower hereby consents to such deductions. The Borrower agrees to cause the balances in the Borrower’s deposit account to be sufficient to cover principal and interest payments on the Loans due hereunder.
Section 2.2 Letters of Credit.
(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, the Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to Issuing Lender; provided, however, that, with regard to the issuance of any Letter of Credit, (A) such Letter of Credit shall be issued during the Commitment Period, (B) Loans plus LOC Obligations shall not exceed the Aggregate Committed Amount, (C) no Letter of Credit shall have an expiry date that is more than 365 days after the date it is issued or that is extending beyond the date that is five (5) Business Days prior to the Commitment Termination Date, and (D) the LOC Obligations shall not exceed, in the aggregate, the LOC Sublimit.

Each Letter of Credit shall comply with the related LOC Document, provided that, to the extent of any conflict between any LOC Document and this Agreement, the terms of this Agreement shall control. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be issued for lawful corporate purposes in accordance with the terms of this Agreement.
If, at the time of issuance or renewal of any Letter of Credit, any Lender is a Defaulting Lender, the Issuing Lender shall not issue or renew any Letter of Credit unless the Issuing Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LOC Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least four (4) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations.
(c) Participations. Each Lender, upon the issuance of any Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to the Issuing Lender its Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof if such notice is received at or before 2:00 P.M. (Philadelphia, Pennsylvania time), otherwise such payment shall be made at or before 12:00 Noon (Philadelphia, Pennsylvania time) on the Business Day next succeeding the day such notice is received. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. Unless the Borrower shall promptly notify the Issuing Lender and the Administrative Agent of its intention to reimburse the Issuing Lender directly for such drawing, the Borrower shall be deemed to have requested an LOC Mandatory Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. If the Borrower elects to reimburse the Issuing Lender directly, it shall do so on the date of such drawing under the applicable Letter of Credit in same day funds (and Section 2.9 shall not be applicable to such direct reimbursement to the Issuing Lender). If the Borrower shall fail, after giving such notice, to directly reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate two percent (2%) greater than the rate which would otherwise be applicable to Loan for so long as such amount shall be unreimbursed. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the applicable Lenders of the amount of any unreimbursed drawing and each applicable Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M. (Philadelphia, Pennsylvania time), otherwise such payment shall be made at or before 12:00 Noon (Philadelphia, Pennsylvania time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a per annum rate 2% greater than the rate which would otherwise be applicable to Loan. Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Loan, to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the applicable Lenders that such a Loan has been requested or deemed requested in connection with a drawing under such Letter of Credit, in which case either a Loan borrowing comprised entirely of LMI Rate Loans (each such borrowing, a “LOC Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Lender’s respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2). The proceeds of such LOC Mandatory Borrowing shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Loans immediately upon any such request or deemed request on account of each LOC Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of LOC Mandatory Borrowing may not comply with the minimum amount for borrowings of Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for such Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such LOC Mandatory Borrowing, or (vi) any reduction in the amount of any Commitment after any such Letter of Credit may have been drawn upon. In the event that any LOC Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each applicable Lender hereby agrees that it shall forthwith fund (as of the date the LOC Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the applicable LOC Obligations; provided, further, that in the event any such Lender shall fail to fund its Participation Interest on the day the LOC Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to at a per annum rate 2% greater than the rate which would otherwise be applicable to a Loan.
(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.
(g) Letter of Credit Governing Law. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, the rules of “International Standby Practices 1998” as most recently published by the Institute of International Banking Law & Practice at the time of issuance, shall apply to each Letter of Credit.

(h) Cash Collateral.
(i) Cash Collateral Requirements. If any Letters of Credit remain outstanding after the end of the Commitment Period, Borrower will deliver cash or cash equivalents to the Issuing Lender equal to one hundred two percent (102%) of the face amount of all such Letters of Credit, to be held by the Issuing Lender as cash collateral for LOC Obligations related to such outstanding Letters of Credit. Such cash collateral amount shall be reduced and the excess collateral returned to the Borrower, as Letters of Credit are reduced or terminated. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the Issuing Lender, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any cash collateral provided by the Defaulting Lender).
(ii) Grant of Security Interest. All cash collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Wells Fargo, with the interest accruing for the account of the Borrower, and the type of account and interest rate determined by the Administrative Agent in its sole discretion. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such cash collateral may be applied pursuant to this Agreement. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such cash collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency.
(iii) Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under any of this Section 2.2(h) or Sections 2.2(a), 2.5 or 7.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LOC Obligations, obligations to fund Participation Interests (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the cash collateral was so provided, prior to any other application of such property as may be provided for herein.
(iv) Release. Cash collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.6(i))) or (ii) the Administrative Agent’s good faith determination that there exists excess cash collateral; provided, however, (x) that cash collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.2(h) may be otherwise applied in accordance with Section 2.9(b)), and (y) the Person providing cash collateral and the Issuing Lender may agree that cash collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.3 Fees.
(a) Letter of Credit Fee; Letter of Credit Negotiation Fee. In consideration of the LOC Commitment, the Borrower agrees to pay to the Issuing Lender (i) a fee (each, a “Letter of Credit Fee” and collectively, the “Letter of Credit Fees”) equal to 0.95% per annum on the average daily maximum amount available to be drawn under each standby Letter of Credit from the date of issuance to the date of expiration and (ii) a negotiation fee (each, a “Letter of Credit Negotiation Fee” and collectively, the “Letter of Credit Negotiation Fees”) equal to 0.25% of the amount drawn on any commercial Letter of Credit issued by the Issuing Lender. The Issuing Lender shall, promptly upon receipt from the Borrower, pay over to the Administrative Agent for the ratable benefit of the Lenders (including Wells Fargo) in accordance with their respective Commitments, each Letter of Credit Fee and each Letter of Credit Negotiation Fee; provided, however, that any Letter of Credit Fees and Letter of Credit Negotiation Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to the Issuing Lender pursuant to Section 2.2 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account. Each Letter of Credit Fee shall be payable in advance at the time of issuance of the applicable Letter of Credit and thereafter, on each date of renewal of such Letter of Credit to the date of expiration. Each Letter of Credit Negotiation Fee shall be payable at the time of any draw under the applicable Letter of Credit.
(b) Issuing Lender Fees. In addition to the Letter of Credit Fees and Letter of Credit Negotiation Fees payable pursuant to subsection (a) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, any Letters of Credit (collectively, the “Issuing Lender Fees”).
(c) Unused Fee. In consideration of the Commitments, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders in accordance with their respective Commitments a commitment fee (the “Unused Fee”) in an amount equal to 0.25% per annum on the average daily unused amount of the Aggregate Committed Amount. For purposes of computation of the Unused Fee, LOC Obligations shall be considered usage of the Aggregate Committed Amount. The Unused Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter.
(d) Closing Fee. The Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders in accordance with their respective Commitments a closing fee in an amount equal to $100,000 payable on the Closing Date. Such fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(e) Other Fees. The Borrower shall pay to the Administrative Agent or the Lenders, as applicable, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.4 Commitment Reductions.
(a) Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Aggregate Committed Amount at any time or from time to time upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, shall be irrevocable and effective upon receipt by the Administrative Agent and shall reduce the Aggregate Commitment Amount during each of the High Commitment Period, Medium Commitment Period and Low Commitment Period, provided that no such reduction or termination of the Aggregate Committed Amount shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of Loans plus LOC Obligations would exceed the Aggregate Committed Amount.
(b) Commitment Termination Date. The Commitments and LOC Commitment shall automatically terminate on the Commitment Termination Date.
Section 2.5 Prepayments.
(a) Optional Prepayments. The Borrower shall have the right to prepay any Loan in whole or in part from time to time; provided, however, that each partial prepayment of such Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof. The Borrower shall give three (3) Business Days’ irrevocable notice to the Administrative Agent of any such prepayment (which shall notify the Lenders thereof as soon as practicable). All prepayments under this Section 2.5(a) shall be subject to Section 2.14, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Loans may be reborrowed in accordance with the terms hereof.
(b) Mandatory Prepayments.
(i) Aggregate Committed Amount. If at any time after the Closing Date, the sum of Loans plus LOC Obligations shall exceed the Aggregate Committed Amount, as in effect during the Low Commitment Period, Medium Commitment Period or the High Commitment Period, as applicable, the Borrower shall immediately prepay the outstanding Loans in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (ii) below and shall not permanently reduce the Aggregate Commitment Amount).

(ii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to Section 2.5(b)(i) shall be applied first, to LMI Rate Loans, second, to LIBOR Rate Loans in direct order of Interest Period maturities and third, following the occurrence and during the continuance of any Default or Event of Default, to a cash collateral account in respect of LOC Obligations.
(iii) Deposit of Prepayments. All prepayments under this Section 2.5(b) shall be subject to Section 2.14 and be accompanied by interest on the principal amount prepaid through the date of prepayment. In the event of a prepayment of a LIBOR Rate Loan under this Section 2.5(b) on a date other than the last day of the applicable Interest Period, the Borrower may elect to have the amount of such required prepayment held in an interest bearing account with the Administrative Agent, to be held by the Administrative Agent as cash collateral for the benefit of the Lenders and applied to such required prepayment on the last day of the applicable Interest Period.
(c) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.5 shall not affect the Borrower’s obligation to continue to make payments under any Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.
Section 2.6 Default Rate.
Upon the occurrence, and during the continuance, of an Event of Default, at the discretion of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate two percent (2%) greater than the rate which would otherwise be applicable.
Section 2.7 Conversion Options.
(a) The Borrower may elect from time to time to convert LMI Rate Loans to LIBOR Rate Loans, by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable written notice of such election not later than 11:00 A.M. (Philadelphia, Pennsylvania time). A form of Notice of Conversion/Extension is attached as Exhibit C. If the date upon which an LMI Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an LMI Rate Loan. All or any part of outstanding LMI Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.

(b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.7(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an LMI Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to LMI Rate Loans at the end of the applicable Interest Period with respect thereto.
Section 2.8 Computation of Interest and Fees.
(a) All fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the LIBOR Market Index Rate shall become effective as of the opening of business on the day on which such change shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change and of each determination of a LIBOR Rate.
(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.
Section 2.9 Pro Rata Treatment and Payments.
(a) Each borrowing of Loans and any reduction of the related Commitment shall be made pro rata according to the respective Commitment Percentages of the applicable Lenders. Each payment under this Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.3, second, to interest then due and owing hereunder and under the Notes of the Borrower and, third, to principal then due and owing hereunder and under the Notes of the Borrower. Each payment on account of any fees pursuant to Sections 2.3(a), 2.3(c), 2.3(d) and, if applicable, 2.3(e) shall be made pro rata in accordance with the respective amounts due and owing. Each payment by the Borrower on account of principal of and interest on any Loan shall be made pro rata according to the respective amounts due and owing each applicable Lender. Each optional prepayment of any Loan shall be applied in accordance with Section 2.5(a) and each mandatory prepayment of any Loan shall be applied in accordance with Section 2.5(b). Payments made pursuant to Section 2.12 shall be applied in accordance with such section. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.15(c)), shall be made to the Administrative Agent for the account of the applicable Lenders in immediately available funds at the Administrative Agent’s Office not later than 12:00 Noon (Philadelphia, Pennsylvania time) on the date when due. Any payment received after the foregoing deadlines shall be deemed received on the next Business Day. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provision of this Agreement to the contrary, after the exercise of remedies by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender Party on account of the Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:
FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent and the Issuing Lender in connection with enforcing the rights of the Lender Parties under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;
SECOND, to the payment of any administrative fees owed to the Administrative Agent;
THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;
FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest, and including with respect to any Swap Obligations, any fees, premiums and scheduled periodic payments due under any Participating Hedging Agreement and any interest accrued thereon;
FIFTH, to the payment of the outstanding principal amount of the Obligations and the payment or cash collateralization of the LOC Obligations, and including with respect to any Swap Obligations, any breakage, termination or other payments due under any Participating Hedging Agreement and any interest accrued thereon;
SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided above until the amounts due under any such category have been paid, prior to application of such amounts to the next succeeding category; (ii) each of the Lender Parties shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, LOC Obligations and Swap Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 2.9(b).
Section 2.10 Non-Receipt of Funds by the Administrative Agent.
(a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing or (ii) from a Lender at the Federal Funds Effective Rate.

(b) Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from the Borrower hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.
(c) A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.10 (providing in reasonable detail the basis therefor) shall be conclusive in the absence of manifest error.
Section 2.11 Inability to Determine Interest Rate.
Notwithstanding any other provision of this Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, deposits in the relevant amount in the relevant currency and for the relevant Interest Period are not available in the relevant market to any Lender or reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Required Lenders, as applicable, shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. If such notice is given (a) any affected LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made as LMI Rate Loans and (b) any affected Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued as LMI Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.
Section 2.12 Illegality.
Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law to LMI

Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower (providing in reasonable detail the basis therefor) shall be conclusive in the absence of manifest error. If any such request seeks retroactive compensation or indemnity, in no event shall any such claim seek such compensation and indemnity for any cost incurred more than 180 days prior to the date such Lender delivers such certificate to the Borrower. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens reasonably deemed by such Lender to be material.
Section 2.13 Requirements of Law.
(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);
(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or
(iii) shall impose on such Lender any other condition;
in each case, other than as a result of such Lender’s capitalization or financial adequacy, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or the Letters of Credit or to reduce any amount receivable hereunder or under any Note, then, in any such case, without duplication of any amount paid by the Borrower pursuant to Section 2.12, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender (providing in reasonable detail the basis therefor and stating that such Lender is seeking similar reimbursement from similarly situated borrowers), through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. If any such request seeks retroactive compensation or indemnity, in no event shall any such claim seek such compensation and indemnity for any cost incurred more than 180 days prior to the date such Lender delivers such certificate to the Borrower. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

(b) Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law, regardless of the date enacted, adopted or issued.
(c) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof, in each case, other than as a result of such Lender’s capitalization or financial adequacy, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (providing in reasonable detail the basis therefor and stating that such Lender is seeking similar reimbursement from similarly situated borrowers), through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.
Section 2.14 Indemnity.
The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty (30) days following such default, prepayment or conversion and shall provide in reasonable detail the basis therefor) shall be conclusive in the absence of manifest error. If any such request seeks retroactive compensation or indemnity, in no event shall any such claim seek such compensation and indemnity for any cost incurred more than 180 days prior to the date such Lender delivers such certificate to the Borrower through the Administrative Agent.

Section 2.15 Taxes.
(a) All payments made by the Credit Parties hereunder or under any Note shall be, except as provided in Section 2.15(c), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Credit Parties agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.
(b) The Borrower (or other relevant Credit Party) will furnish to the Administrative Agent as soon as practicable after any payment of any Taxes due pursuant to applicable law an original or a certified copy of a tax receipt issued by the applicable Governmental Authority evidencing such payment by the Borrower (or other relevant Credit Party), a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. The Credit Parties agree to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender within ten (10) days after written request, for the full amount of any Taxes so levied or imposed and paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower (or other applicable Credit Party) hereunder (including Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate (along with a copy of the applicable documents from the relevant Governmental Authority) as to the amount of such payment or liability delivered to the Borrower (or other relevant Credit Party) by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) Each Lender (i) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable (or successor forms), certifying such Lender’s entitlement to a complete exemption from or reduction of United States withholding tax with respect to payments to be made under this Agreement and under any Note and (ii) that is a United States person (as such term is defined in Section 7701(a)(30) of the Code), other than Persons that are corporations or otherwise exempt from United States backup withholding Tax, agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form) certifying that such Person is exempt from United states backup withholding Tax on payments made under this Agreement and under any Note. In addition, each Lender agrees that it will deliver upon the Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required under applicable law in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding or backup withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.15(a), but subject to the immediately succeeding sentence, (A) each of the Credit Parties shall be entitled, to the extent it is required to do so by applicable law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (B) the Credit Parties shall not be obligated pursuant to Section 2.15(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if such Lender has not provided to the Borrower and the Administrative Agent the Internal Revenue Service Forms required to be provided to the Borrower and the Administrative Agent pursuant to this Section 2.15(c). Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.15, the Credit Parties agree to pay additional amounts and to indemnify the Administrative Agent and each Lender in the manner set forth in Section 2.15(b) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.
(d) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.15; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(e) If the Administrative Agent or a Lender determines, in its sole good faith discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any applicable Taxes payable in respect of such interest); provided that such Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.15(e) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Credit Party or any other Person.
Section 2.16 Indemnification; Nature of Issuing Lender’s Duties.
(a) In addition to its other obligations under Section 2.2, each of the Credit Parties hereby agrees to protect, indemnify, pay and hold the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, except to the extent resulting from the bad faith, gross negligence or willful misconduct of the Issuing Lender, or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).
(b) As between the Credit Parties and the Issuing Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to the Credit Parties. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit (other than to the extent resulting from the gross negligence or willful misconduct of the Issuing Lender or its agents or attorneys-in-fact not selected by it with reasonable care), all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.
(d) Nothing in this Section 2.16 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.2(d) hereof. The obligations of the Credit Parties under this Section 2.16 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.
(e) Notwithstanding anything to the contrary contained in this Section 2.16, the Credit Parties shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender arising out of the bad faith, gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender), as determined by a court of competent jurisdiction.
Section 2.17 Replacement of Lenders.
The Borrower shall be permitted to replace with a financial institution reasonably acceptable to the Administrative Agent any Lender (other than Wells Fargo) that (a) requests reimbursement for amounts owing pursuant to Section 2.12, 2.13 or 2.15(a), or (b) is a Defaulting Lender; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.12, 2.13(a) or 2.15(d), as applicable, so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.12, 2.13 or 2.15(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such Lender under Section 2.14 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of

Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.12, 2.13 or 2.15(a), as the case may be (so long as the Lender to be replaced does not cause any unreasonable delay in such consummation), and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. In the event the replaced Lender fails to execute the agreements required under Section 9.6 in connection with any assignment pursuant to this Section 2.17, the Borrower may, upon one (1) Business Day’s prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.
Section 2.18 Defaulting Lenders.
(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1.
(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any Participation Interest; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this

Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LOC Mandatory Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LOC Mandatory Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Mandatory Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Mandatory Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Unused Fee pursuant to Section 2.3(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees and Letter of Credit Negotiation Fees as provided in Section 2.3(a).
(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.2, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding principal amount of the Loans and LOC Mandatory Borrowings of that Lender and any other Participation Interests funded by that Lender.
(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby make the following representations and warranties to the Administrative Agent and each Lender (as modified from time to time pursuant to Sections 4.2(a) and 5.2(c)):
Section 3.1 Financial Condition.
The Borrower has delivered to the Administrative Agent and the Lenders: (i) the consolidated balance sheet as at the end of the fiscal year ended March 31, 2010 and consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year ended March 31, 2010, in each case audited by a nationally recognized independent accounting firm; (ii) consolidating company-prepared unaudited balance sheet as at the end of the fiscal year ended March 31, 2010 and consolidating statement of income of the Borrower and its Subsidiaries for the fiscal year ended March 31, 2010; (iii) consolidated company-prepared unaudited balance sheets and statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the period beginning April 1, 2010 and ended December 31, 2010; (iv) consolidating company-prepared unaudited balance sheets and statements of income of the Borrower and its Subsidiaries for the period beginning April 1, 2010 and ended December 31, 2010; and (v) consolidated one-year management prepared projections (including detailed consolidating information for sales, costs of sales, labor and rent), including income statements and balance sheets of the Borrower and its Subsidiaries, each in form and substance satisfactory to the Administrative Agent and certified by a Responsible Officer of the Borrower, that (A) they fairly present the financial condition of the Borrower and its Subsidiaries, as of the dates indicated; (B) with respect to the audited and unaudited financial statements of the Borrower and its Subsidiaries, they fairly present the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; and (C) with respect to the pro forma balance sheet and the projections, they were prepared in good faith based upon reasonable assumptions.
Section 3.2 No Change.
Since March 31, 2010 there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3 Corporate Existence; Compliance with Law.
Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except to the extent that the failure to qualify or failure to comply as required by clause (c)(iii) or clause (d) of this Section 3.3 could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.4 Corporate Power; Authorization; Enforceable Obligations.
Each of the Credit Parties has full entity power and authority to make, deliver and perform the Credit Documents to which it is party and has taken all necessary partnership, limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those that have been obtained and immaterial consents or authorizations of third parties that are not Governmental Authorities) or with the validity or enforceability of any Credit Document against the Credit Parties. Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 3.5 No Legal Bar; No Default.
The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Loans will not violate in any material respect any Requirement of Law or any material Contractual Obligation of any Credit Party (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation. No Credit Party is in default under or with respect to any of its Contractual Obligations, except to the extent any such default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.6 No Material Litigation.
No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby or (b) which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.7 Investment Company Act.
No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
Section 3.8 Margin Regulations.
No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. Each of the Credit Parties and their Subsidiaries (a) are not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) do not own “margin stock”.
Section 3.9 ERISA.
Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen. No Single Employer Plan has any unfunded pension liability as of the last annual valuation date prior to the date on which this representation is made or deemed made (based on those assumptions used to fund such Plan). Neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 3.10 Environmental Matters.
Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a) To the knowledge of the Credit Parties and their Subsidiaries, the Properties do not contain any Materials of Environmental Concern which are not being used in compliance with applicable Environmental Laws.
(b) Except as set forth on Schedule 3.10, to the knowledge of the Credit Parties and their Subsidiaries, (i) the Properties and all operations of any Credit Party and/or Subsidiaries at the Properties are in compliance, and have in the period of such ownership, lease or operation been in compliance, with all applicable Environmental Laws, and (ii) there is no contamination at, under or about the Properties in concentrations constituting a violation of Environmental Law or any violation of any Environmental Law with respect to the Properties or the Business.
(c) Neither any Credit Party nor any Subsidiary has received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor does any Credit Party or any Subsidiary have knowledge that any such notice will be received or is being threatened.
(d) To the knowledge of the Credit Parties and their Subsidiaries, Materials of Environmental Concern have not been transported or disposed of from the Properties, during any period of ownership, lease, operation or use by any Credit Party or Subsidiary, in violation of, or in a manner or to a location that reasonably could be expected to give rise to liability under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties, during any period of ownership, lease, operation or use by any Credit Party or Subsidiary, in violation of, or in a manner that reasonably could be expected to give rise to liability under, any applicable Environmental Law.
(e) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that reasonably could be expected to give rise to liability under Environmental Laws.
(f) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party or Subsidiary, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or, to any such Credit Party’s or Subsidiary’s knowledge, will be named as a party with respect to the Properties or the Business, nor, to any Credit Party’s or Subsidiary’s knowledge, are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

Section 3.11 Purpose of Extensions of Credit.
The proceeds of Loans, and the availability under the Commitment, shall be used solely for working capital needs, general corporate purposes (including Permitted Acquisitions), and the issuance of commercial and standby letters of credit.
Section 3.12 Capitalization.
Set forth on Schedule 3.12 is a complete and accurate list of all Credit Parties and Subsidiaries thereof as of the Closing Date. Information on such Schedule includes the following: the percentage interests of each holder of each class of Capital Stock or other equity interests outstanding other than with respect to the Borrower’s Capital Stock or other equity interests. Set forth on Schedule 3.12 is the state of formation or organization, the chief executive office and the principal place of business of all of the Credit Parties and Subsidiaries thereof as of the Closing Date. The outstanding Capital Stock and other equity interests of all such Credit Parties and Subsidiaries is validly issued, fully paid and non-assessable and (other than as to outstanding Capital Stock of the Borrower) is owned free and clear of all Liens (other than (i) those securing transfer restrictions arising under the organizational documents of such Credit Parties and (ii) transfer restrictions under applicable securities laws). The Credit Parties may update Schedule 3.12 from time to time by providing a replacement Schedule 3.12 to the Administrative Agent and the Lenders.
Section 3.13 Indebtedness.
Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries have no Indebtedness.
Section 3.14 Taxes.
Each of the Credit Parties and their Subsidiaries has filed, or caused to be filed, all federal and state tax income tax returns and all material other federal, state, local and foreign tax returns required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) due and payable by it, except for such taxes that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties or any of their Subsidiaries is aware, as of the Closing Date, of any proposed tax assessments against any Credit Party or any Subsidiary.
Section 3.15 Intellectual Property.
Each of the Credit Parties and their Subsidiaries owns, or to its knowledge has the legal right to use, all Intellectual Property, technology, know-how and processes necessary for each of them to conduct its business as currently conducted, except to the extent that the failure to own or license any Intellectual Property, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, to the knowledge of the Credit Parties and their Subsidiaries, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor do the Credit Parties or any of their Subsidiaries know of any such claim, and (b) to the knowledge of the Credit Parties and their Subsidiaries, the use of such Intellectual Property by the Credit Parties or any of their Subsidiaries does not infringe on the rights of any Person.

Section 3.16 Solvency.
The fair saleable value of the Credit Parties’ assets taken as a whole, measured on a going concern basis, exceeds all probable liabilities of the Credit Parties, including those to be incurred pursuant to this Agreement. Taken as a whole, the Credit Parties (a) do not have unreasonably small capital in relation to the business in which they are engaged or propose to be engaged or (b) have not incurred, and do not believe that they will incur after giving effect to the transactions contemplated by this Agreement, debts beyond their ability, taken as a whole, to pay such debts as they become due. In executing the Credit Documents and consummating the transactions contemplated thereby, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.
Section 3.17 Investments.
All Investments of each of the Credit Parties and their Subsidiaries are Permitted Investments.
Section 3.18 Security Documents; Matters Relating to Collateral.
(a) The Pledge Agreement and other Security Documents create valid security interests in, and Liens on, 65% (or 100%, if no adverse tax consequences could reasonably be expected to result therefrom) of the Capital Stock owned by Borrower or any Guarantor of all Foreign Subsidiaries (other than Excluded Subsidiaries) and the other Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be upon the filing of appropriate financing statements or the Administrative Agent obtaining control over those items of Collateral in which a security interest is perfected through control, in each case in favor of the Administrative Agent, on behalf of the Lender Parties) perfected security interests and Liens, to the extent such security interests and Liens may be perfected under the laws of the United States of America, any State thereof or the District of Columbia, prior to all other Liens.
(b) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by any Credit Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Security Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Security Documents and except as may be required, in connection with the transfer or disposition of any Collateral, by laws generally affecting the offering and sale of securities.

(c) Except such as may have been filed in favor of Administrative Agent as contemplated by the Security Documents, no effective UCC financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.
(d) The pledge of the Collateral pursuant to the Security Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
(e) All information supplied to Administrative Agent by or on behalf of any Credit Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.
Section 3.19 Brokers’ Fees.
None of the Credit Parties and their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Agreement and as set forth in the Fee Letter.
Section 3.20 Labor Matters.
(a) As of the Closing Date, except as set forth on Schedule 3.20, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date and (b) none of the Credit Parties or their Subsidiaries (i) are experiencing any strikes, walkouts, work stoppages or other material labor difficulties involving its workers, or (ii) has knowledge of any potential or pending strike, walkout or work stoppage involving its workers, which, with respect to clause (i) or (ii), individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect.
Section 3.21 Accuracy and Completeness of Information.
All factual information heretofore, contemporaneously or hereafter furnished in writing by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent or any Lender pursuant to this Agreement or any other Credit Document, is, as of each date made or deemed made, true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to any Credit Party or any of its Subsidiaries which, individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders, or in any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent and the Lenders.

Section 3.22 Anti-Terrorism Laws.
Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
Section 3.23 Compliance with OFAC Rules and Regulations.
None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
ARTICLE IV
CONDITIONS PRECEDENT
Section 4.1 Conditions to Closing Date.
This Agreement shall become effective upon the satisfaction of the following conditions precedent, each in form and substance satisfactory to the Administrative Agent and the Lenders:
(a) Execution of Credit Documents. The Administrative Agent shall have received (i) counterparts of this Agreement and the Pledge Agreement, and (ii) for the account of each Lender requesting a promissory note, the Notes, in each case conforming to the requirements of this Agreement and executed by a duly authorized officer of each other party thereto.
(b) Authority Documents. The Administrative Agent shall have received the following:
(i) Formation Documents. Copies of the articles of incorporation, certificate of formation or other charter documents, as applicable, of each Credit Party (other than Foreign Subsidiaries) certified by the secretary of state or similar official of such Credit Party’s state of organization and a secretary, assistant secretary or manager of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.
(ii) Resolutions. Copies of resolutions of the board of directors, managers or comparable managing body of each Credit Party (other than Foreign Subsidiaries) approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary, assistant secretary or manager of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Organizational Documents. A copy of the bylaws or comparable partnership or operating agreement of each Credit Party (other than Foreign Subsidiaries) certified by a secretary, assistant secretary or manager of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.
(iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party (other than Foreign Subsidiaries) certified as of a recent date by the appropriate Governmental Authorities of (A) the state of incorporation or organization of such Credit Party and (B) except where the failure to be in good standing, existence or its equivalent, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect, each state in which such Credit Party is required to be qualified to transact business.
(v) Incumbency. An incumbency certificate of each Credit Party (other than Foreign Subsidiaries) certified by a secretary, assistant secretary or manager to be true and correct as of the Closing Date.
(c) Pledge Agreement Collateral. Administrative Agent shall have received evidence satisfactory to it that the Credit Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lender Parties, a valid and (upon such filing and recording) perfected first priority security interest in the Collateral.
(d) Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.
(e) Financial Statements. The Administrative Agent shall have received copies of the financial statements referred to in Section 3.1 hereof, each in form and substance satisfactory to it.
(f) Payoff Arrangements.
(i) The Administrative Agent shall have received (i) a payoff letter providing for the payment in full of the Existing PNC Line of Credit and termination of all commitments to lend or make other extensions of credit thereunder and (ii) all documents or instruments necessary to release all Liens securing obligations under the Existing PNC Line of Credit. The Credit Parties shall have made arrangements satisfactory to the Administrative Agent with respect to any letters of credit outstanding under the Existing PNC Line of Credit.
(ii) The Administrative Agent shall have received (i) a payoff letter providing for the payment in full of the Existing Accounts Receivable Securitization and termination of all commitments to sell and purchase assets or make any other extensions of credit thereunder and (ii) all documents or instruments necessary to release all liens securing obligations under the Existing Accounts Receivable Securitization.

(g) Insurance. The Administrative Agent shall have received evidence of insurance required pursuant to Section 5.5(b).
(h) Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Fee Letter and Section 2.3.
(i) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
Section 4.2 Conditions to All Extensions of Credit.
The obligation of each Lender to make any Extension of Credit hereunder on or after the Closing Date is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:
(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein and in the Security Documents, and which are contained in any other Credit Document or certificate furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date, except to the extent that (i) such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) any such representation or warranty that has been rendered incorrect or incomplete as a result of any action permitted to be taken or omitted pursuant to the terms of this Agreement or consented to, in writing, by the Required Lenders (as disclosed on updated Schedules delivered pursuant to Section 5.2(c)).
(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.
(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), the sum of outstanding Loans plus LOC Obligations shall not exceed the Aggregate Committed Amount.
(d) Additional Conditions to Loans. If a Loan is requested, all requirements set forth in Sections 2.1(b)(i) and 2.1(b)(ii) shall have been satisfied.
(e) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, all requirements set forth in Sections 2.2(a) and 2.2(b) shall have been satisfied.
Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (e), as applicable, have been satisfied.

ARTICLE V
AFFIRMATIVE COVENANTS
The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries, to:
Section 5.1 Financial Statements.
Furnish to the Administrative Agent and each Lender:
(a) Annual Financial Statements. As soon as available and in any event no later than 90 days after the end of each fiscal year of the Borrower, (i) a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such year, which shall be audited by a firm of independent certified public accountants of nationally recognized standing as is reasonably acceptable to the Required Lenders, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification and (ii) a copy of the consolidating company-prepared unaudited balance sheet as at the end of such fiscal year and related consolidating company-prepared unaudited statements of income of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year;
(b) Quarterly Financial Statements. As soon as available and in any event no later than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), a company-prepared consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related company-prepared (i) consolidated and consolidating statements of income and (ii) consolidated statements of retained earnings and cash flows of the Borrower and its Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated and consolidating figures, as applicable, for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments); and
(c) Annual Projections. As soon as available and in any event no later than 60 days after the end of each fiscal year, a copy of the projected consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the current fiscal year and the related projected consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such year, accompanied by a certificate of a Responsible Office of the Borrower that such projections were prepared in good faith based upon reasonable assumptions;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP, applied consistently throughout the periods reflected therein (subject, as to any quarterly statement, to the absence of footnotes and year-end adjustments) and further accompanied by a description of a change, if any, in the application of accounting principles as provided in Section 1.3 (it being understood that the Borrower’s delivery obligation with respect to such description of a change shall be deemed satisfied to the extent such description is included in the financial statements delivered to the Administrative Agent and Lenders pursuant hereto or in the Borrower’s reports filed with the SEC as part of or contemporaneously with the Borrower’s financial statements).
Section 5.2 Certificates; Other Information.
Furnish to the Administrative Agent and each Lender:
(a) concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to Section 5.9 (Financial Covenants), except as specified in such certificate;
(b) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer in the form attached hereto as Exhibit G stating that, to the best of such Responsible Officer’s knowledge, each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period;
(c) concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, an updated copy of any other schedule to this Agreement which reflects any change in status, event or occurrence since the Closing Date or since such schedule was last updated, as applicable, to the extent that the additional matters so disclosed do not reflect or result in the occurrence of a Default or Event of Default;
(d) promptly upon their becoming available, (i) copies of all reports and all registration statements and prospectuses, if any, which the Borrower may make to, or file with, the SEC or any securities exchange or other private regulatory authority, (ii) all press releases and other statements made available by any Credit Party to the public concerning material developments in the Business and (iii) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders or by any Subsidiary of the Borrower to its security holders other than the Borrower or another Subsidiary; and
(e) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3 Payment of Taxes and Other Obligations.
(a) Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (i) all federal, state, local and any other taxes imposed upon it, (ii) all of its other obligations and liabilities of whatever nature in accordance with industry practice and (iii) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except (A) when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties and (B) to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(b) Timely file all income and other tax returns and reports required by applicable Law, except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.4 Conduct of Business and Maintenance of Existence.
Except (a) as otherwise permitted by Sections 6.4 and 6.6 hereof, (i) continue to engage in business of the same general type as now conducted by it on the Closing Date, (ii) preserve, renew and keep in full force and effect its corporate existence and (iii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, and (b) to the extent the failure to take any such action could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) comply with all Contractual Obligations under the Material Contracts, and (ii) comply with all Requirements of Law.
Section 5.5 Maintenance of Property; Insurance.
(a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted); and
(b) Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried.

Section 5.6 Inspection of Property; Books and Records; Discussions.
Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and in compliance, in all material respects, with all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable advance notice by the Administrative Agent, the Administrative Agent (together with any Lender or any representative thereof) to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than attorney-client privileged materials) at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries with officers and employees of the Credit Parties and their Subsidiaries and with its independent certified public accountants; provided that, so long as no Event of Default has occurred and is continuing, not more than one such visit and inspection of the Properties shall be made in any calendar year; provided further that the Borrower shall reimburse the Administrative Agent for all reasonable costs and expenses with respect to any such visit or inspection made pursuant to this Section 5.6.
Section 5.7 Notices.
Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:
(a) the occurrence of any Default or Event of Default immediately upon any Credit Party’s obtaining knowledge thereof;
(b) promptly (and immediately upon receipt of a notice of default, oral or written), any default or event of default by a Credit Party under any Material Contract or any other Contractual Obligation of any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $3,250,000;
(c) promptly, any litigation, or any investigation or proceeding known to any Credit Party (i) affecting any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $3,250,000, (ii) affecting or with respect to this Agreement, any other Credit Document or any security interest or Lien created thereunder or (iii) involving an environmental claim or potential liability under Environmental Laws in excess of $3,250,000;
(d) any written notice received by any Credit Party of an attachment, judgment, lien, levy or order exceeding $3,250,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens set forth in clauses (a) through (g) and clause (j) of the “Permitted Liens” definition;

(e) as soon as possible and in any event within thirty (30) days after any Credit Party knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;
(f) promptly, any written notice of any violation or alleged violation received by any Credit Party from any Governmental Authority including, without limitation, any written notice of violation of Environmental Laws, to the extent such violation could reasonably be expected to result in liability in excess of $3,250,000;
(g) as soon as possible and in any event at least thirty (30) days prior to the date that any Credit Party: (i) amends, modifies or changes its articles of incorporation, certificate of formation (or corporate charter or other similar organizational document) partnership agreement, operating agreement or bylaws (or other similar document) except for any amendment, modification or change which individually, or together with all amendments, modifications and changes made, would not be adverse to the Lenders, (ii) changes its state of incorporation, organization or formation or have more than one state of incorporation, organization or formation; or (iii) changes its address or name; and
(h) promptly, any other development or event which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Party proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.
Section 5.8 Environmental Laws.
(a) Except as could not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, comply in with, and take commercially reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;
(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required of any Credit Party under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws applicable to any Credit Party except to the extent that the same are being contested by appropriate proceedings and the pendency of such proceedings or failure to conduct, complete or comply, as applicable, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance by any Credit Party with or liability of any Credit Party under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Obligations and all other amounts payable hereunder and termination of the Commitments and the Credit Documents.
Section 5.9 Financial Covenants.
Comply with the following financial covenants:
(a) Tangible Net Worth. Maintain a Tangible Net Worth, as of the last day of each fiscal quarter of the Borrower, of not less than $140,000,000.
(b) Interest Coverage Ratio. Maintain an Interest Coverage Ratio, as of the last day of each fiscal quarter of the Borrower, of not less than 3.50 to 1.00.
Section 5.10 Additional Credit Parties.
(a) Additional Guarantors. Cause each of its Domestic Subsidiaries other than the Excluded Subsidiaries, whether newly formed, after acquired or otherwise existing, to promptly (and in any event within five (5) Business Days) after such Domestic Subsidiary is formed or acquired as permitted herein become a Guarantor hereunder, by way of execution of a Joinder Agreement and a Pledge Joinder Agreement. Cause each Excluded Subsidiary that is a Domestic Subsidiary, whether newly formed, after acquired or otherwise existing, to become a Guarantor hereunder promptly (and in any event within five (5) Business Days) after such Excluded Subsidiary becomes capitalized (other than nominally capitalized in connection with such Excluded Subsidiary’s formation) or commences any activity, by way of execution of a Joinder Agreement and a Pledge Joinder Agreement. The Obligations shall be secured by a first priority perfected pledge of 65% of the Capital Stock of all

Foreign Subsidiaries, other than Excluded Subsidiaries, owned by such Guarantor (or 100%, if no adverse tax consequences could reasonably be expected to result therefrom, in which case such Foreign Subsidiary shall, in lieu of any pledge of the Capital Stock thereof, become a Guarantor by complying with the requirements of this Section 5.10(a)). In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than ten (10) Business Days prior to creating a Domestic Subsidiary or a Foreign Subsidiary (other than an Excluded Subsidiary, in which case such notice shall be provided ten (10) Business Days prior to the capitalization thereof (other than nominal capitalization) or commencement of any activity, whichever occurs first), or acquiring the Capital Stock of any other Person. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b), 4.1(c), 4.1(d) and 5.13 and such other documents or agreements as the Administrative Agent may reasonably request as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lender Parties, a valid and perfected first priority Lien on all of the Collateral of such Guarantor described in the Pledge Agreement. Any new affiliates (other than Subsidiaries of the Borrower) created after the Closing Date may, at the request of the Borrower, become Guarantors hereunder by delivery of an executed Joinder Agreement and a Pledge Joinder Agreement and the related required deliveries described above if, at the time thereof, the Administrative Agent and Lenders, in their sole discretion, exercised reasonably, have agreed with the Borrower to amend the terms of this Agreement to take into account the inclusion of such new affiliates. Any such amendment to the terms hereof shall be based on the facts and circumstances, including the Indebtedness and other obligations of such affiliates, as they exist or are contemplated at the time of such request.
(b) Additional Pledged Foreign Subsidiaries. In addition, as provided in the Pledge Agreement, Borrower and each Guarantor shall execute and deliver to Administrative Agent a supplement to the Pledge Agreement and all certificates representing 65% (or 100%, if no adverse tax consequences could reasonably be expected to result therefrom, in which case such Foreign Subsidiary shall, in lieu of any pledge of the Capital Stock thereof, become a Guarantor by complying with the requirements of Section 5.10(a)) of the Capital Stock of all Foreign Subsidiaries, other than Excluded Subsidiaries, not previously delivered to Administrative Agent (accompanied by irrevocable undated stock powers, duly endorsed in blank) and to execute such agreements, documents and certificates (including amendments and acknowledgments to any of the Credit Documents as requested by Administrative Agent), and to do such other acts and things as the Administrative Agent may reasonably request in order to effectuate and evidence such pledge. If any Excluded Subsidiary that is a Foreign Subsidiary becomes capitalized (other than nominally capitalized in connection with such Excluded Subsidiary’s formation) or commences any activity, the applicable Credit Parties shall deliver to the Administrative Agent a Pledge Joinder Agreement with respect to the 65% of the Capital Stock of such Foreign Subsidiary (or 100%, if no adverse tax consequences could reasonably be expected to result therefrom, in which case such Foreign Subsidiary shall, in lieu of any pledge of the Capital Stock thereof, become a Guarantor by complying with the requirements of this Section 5.10(a)) and all certificates representing such pledged Capital Stock not previously delivered to Administrative Agent (accompanied by irrevocable undated stock powers, duly endorsed in blank) and to execute such agreements, documents and certificates (including amendments and acknowledgments to any of the

Credit Documents as requested by Administrative Agent), and to do such other acts and things as the Administrative Agent may reasonably request in order to effectuate and evidence such pledge. If Administrative Agent deems necessary or advisable to perfect or otherwise protect the first priority Liens granted to Administrative Agent on behalf of Lender Parties with respect to 65% (or 100%, if no adverse tax consequences could reasonably be expected to result therefrom, in which case such Foreign Subsidiary shall, in lieu of any pledge of the Capital Stock thereof, become a Guarantor by complying with the requirements of Section 5.10(a)) of the Capital Stock owned by Borrower or any Guarantor of the Foreign Subsidiaries (other than Excluded Subsidiaries), Borrower and any applicable Guarantor shall execute and deliver to Administrative Agent a pledge agreement or similar instrument governed by the laws of a country other than the United States, in form and substance satisfactory to Administrative Agent, and take all such other actions under the laws of such country. Notwithstanding any other provision of this Section 5.10(b), (i) no Foreign Subsidiary shall be required to execute and deliver the Guaranty or the Pledge Agreement, and (ii) no Capital Stock of a Foreign Subsidiary shall be required to be pledged pursuant to the provisions of the Pledge Agreement, in each case to the extent adverse tax consequences to Borrower or any Guarantor could reasonably be expected to result therefrom, it being understood and agreed that a pledge by Borrower or any Guarantor of 65% of the Capital Stock of a Foreign Subsidiary that is not a Guarantor will not cause adverse tax consequences to Borrower or such Guarantor. If a Foreign Subsidiary becomes a Guarantor by complying with the requirements of Section 5.10(a), there shall be no obligation on the part of any Credit Party to pledge any of the Capital Stock of such Foreign Subsidiary, and any such Capital Stock previously pledged as Collateral shall be released as soon as administratively practical after such Foreign Subsidiary becomes a Guarantor.
Section 5.11 Compliance with Law.
Comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.12 Deposit Accounts.
So long as Wells Fargo is the Administrative Agent, maintain all of their primary deposit and cash management and operating accounts with Wells Fargo; provided that fees associated with such accounts are customary in the locations where such accounts have been opened, as modified from time to time.
Section 5.13 Further Assurances.
Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lender Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

Section 5.14 Transfer of Assets of CSS Funding LLC.
Cause CSS Funding LLC to transfer all of the accounts receivable and proceeds thereof acquired by CSS Funding LLC in connection with the Existing Accounts Receivable Securitization to the Person from whom such accounts were acquired by not later than five (5) Business Days after the Closing Date. To the extent CSS Funding LLC fails to comply with the requirements set forth in the preceding sentence, immediately upon such non-compliance, cause CSS Funding LLC to become a Guarantor by complying with the requirements of Section 5.10.
ARTICLE VI
NEGATIVE COVENANTS
The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, that:
Section 6.1 Indebtedness; Guaranty Obligations.
The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness or Guaranty Obligations, except for Permitted Indebtedness and Permitted Guaranty Obligations.
Section 6.2 Liens.
The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.
Section 6.3 Nature of Business.
The Credit Parties will not, nor will they permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date.
Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.
The Credit Parties will not, nor will they permit any Subsidiary to,
(a) dissolve, liquidate or wind up their affairs, or sell, transfer, lease or otherwise dispose of their property or assets or agree to do so at a future time, or enter into any transaction of merger or consolidation or other combination with any other Person except for Permitted Dispositions, Permitted Acquisitions and Permitted Restricted Payments; or
(b) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or a material portion of the stock, securities or other property of any nature of any Person other than inventory or supplies purchased in the ordinary course of business except for Permitted Acquisitions and as permitted by Section 6.11 (Capital Expenditures).

Section 6.5 Advances, Investments, Loans and Restricted Payment.
(a) The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment except for Permitted Investments and Permitted Acquisitions.
(b) The Credit Parties will not, nor will they permit any Subsidiary to, make any Restricted Payment except for Permitted Restricted Payments so long as no Default or Event of Default hereunder has occurred and is outstanding or would otherwise be caused by, or would exist after giving effect to, such Permitted Restricted Payment.
Section 6.6 Transactions with Affiliates.
The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than (a) on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, or (b) among the Credit Parties.
Section 6.7 Ownership of Subsidiaries; Restrictions.
The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for wholly-owned Subsidiaries that are joined as Additional Guarantors or Additional Pledged Foreign Subsidiaries in accordance with the terms hereof and Excluded Subsidiaries. The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests except for Permitted Dispositions or as otherwise permitted by Section 6.4 or as required to be pledged to the Administrative Agent, on behalf of Lender Parties, pursuant to the Security Documents.
Section 6.8 Corporate Changes.
No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year (other than any change in the fiscal year of an acquired Subsidiary to conform to the fiscal year of the Borrower), (b) amend, modify or change its articles of incorporation, certificate of formation (or corporate charter or other similar organizational document) partnership agreement, operating agreement or bylaws (or other similar document) in any respect adverse to the interests of the Lenders without the prior written consent of the Required Lenders, (c) amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of its Material Contracts in any respect adverse to the interests of the Lenders without the prior written consent of the Required Lenders, except in the event such amendment, modification, cancellation or termination could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) change its state of incorporation, organization or formation or have more than one state of incorporation, organization or formation, without providing prior written notice to the Administrative Agent of such change, or (e) materially change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

Section 6.9 Sale Leasebacks.
The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease (a “Sale Leaseback”), of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any such Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or a Subsidiary or (b) which any Credit Party or such Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Credit Party or a Subsidiary to another Person which is not a Credit Party or a Subsidiary in connection with such lease; provided, however, that notwithstanding the foregoing limitation, the Borrower and the other Credit Parties shall be permitted, after the Closing Date and subject to Section 6.4, to enter into Sale Leasebacks that involve real property with an aggregate fair market value, together with the Asset Sales permitted by clause (g) of the “Permitted Dispositions” definition, not in excess of $30,000,000 for all such Sale Leasebacks and Asset Sales.
Section 6.10 No Further Negative Pledges.
The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit Documents; (b) in connection with any Lien permitted pursuant to clause (h) or clause (l) of the “Permitted Liens” definition or any document or instrument governing such Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien; and (c) in connection with trademark license agreements under which any Credit Party, as licensee, is prohibited from granting a security interest in such licenses or in inventory with the licensed mark to be sold by such Credit Party; provided that at no time shall the value of all licensed inventory exceed the lesser of (i) 20% of the total value of the Credit Parties’ inventory or (ii) $20,000,000; provided further that such restriction on the granting of a security interest shall only extend to cover the subject license agreement and the licensed inventory and that in no event shall such restriction apply to the proceeds of any licensed inventory generated from time to time, including, without limitation, any “accounts” (as defined in the UCC) generated from the sale of such licensed inventory.

Section 6.11 Capital Expenditures.
The Credit Parties shall not, and shall not permit any Subsidiary to, make or incur Consolidated Capital Expenditures, in any fiscal year in an aggregate amount in excess of $15,000,000.
Section 6.12 Fiscal Year.
The Credit Parties shall not, and shall not permit any Subsidiary to, change their fiscal year-end from March 31.
Section 6.13 Limitation on Restricted Actions.
The Credit Parties shall not permit any Excluded Subsidiary to engage in any business or activity other than activities related to dissolution or merger out of existence of such Excluded Subsidiary in accordance with clause (e) or clause (f) of the “Permitted Disposition” definition unless the Excluded Subsidiary becomes a Credit Party by complying with the requirements of Section 5.10 upon the commencement of such business or activity.
ARTICLE VII
EVENTS OF DEFAULT
Section 7.1 Events of Default.
An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
(a) Payment. (i) The Borrower shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for five (5) days; or (iv) any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing, on demand in the case of the amounts described in clauses (i) and (ii) above, and within five (5) days after demand in the case of amounts described in clause (iii) above; or
(b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c) Covenant. (i) Any applicable Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.4(a), Section 5.7(a), Section 5.9 or Article VI hereof; (ii) any applicable Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.1 or 5.2 and, in the event such breach or failure to comply is capable of cure, such breach or non-compliance is not cured within fifteen (15) days after notice to such Credit Party; or (iii) any applicable Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among or between any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of any Lender (other than as described in Sections 7.1(a), 7.1(b), 7.1(c)(i) or 7.1(c)(ii) above), and, in the event such breach or failure to comply is capable of cure, such breach or non-compliance is not cured within thirty (30) days after its occurrence thereof; or
(d) Cross Default. A Credit Party or any of its Subsidiaries shall default beyond any grace period under any agreement(s) with any creditor(s) of such Credit Party or any such Subsidiary or holder(s) of Indebtedness from such Credit Party or any such Subsidiary which has an aggregate outstanding principal balance (or amount currently due, in the case of obligations under Hedging Agreements constituting Indebtedness) of $2,000,000, if the effect of such default is to cause or enable the holder(s) of such party’s obligations to declare any such obligation of such party to become due (whether or not actually accelerated) prior to its maturity date or prior to its regularly scheduled date of payment; or
(e) Bankruptcy. (i) Any Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, any Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any of its Subsidiaries, any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Credit Party or any of its Subsidiaries, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (iv) any Credit Party or any of its Subsidiaries, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Credit Party or any of its Subsidiaries, shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(f) Dissolution. Any Credit Party or any of its Subsidiaries shall commence any reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, or composition other than as expressly permitted by Section 6.4; or
(g) Judgment. One or more judgments or decrees shall be entered against any Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $5,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within five (5) days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or
(h) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that would reasonably be expected to have a Material Adverse Effect, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien set forth in clauses (a) through (f) of the “Permitted Liens” definition) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity that could reasonably be expected to have a Material Adverse Effect, (iii) any Single Employer Plan shall terminate in a “distress termination” under Section 4041(c) of ERISA, or (iv) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan;
(i) Change of Control. A Change of Control shall have occurred; or
(j) Invalidity of Credit Documents; Failure of Security; Repudiation of Obligations. At any time after the execution and delivery thereof, (i) any Credit Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected first priority Lien in any Collateral purported to be covered by the Security Documents, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document or any provision thereof to which it is a party.
Section 7.2 Acceleration; Remedies.
Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(e) above (other than Section 7.1(e)(iii)), automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the

Required Lenders under any Commitment, the Administrative Agent may, or upon the written request of such Required Lenders, the Administrative Agent shall, by written notice to Borrower declare such Commitment to be terminated forthwith, whereupon such Commitment shall immediately terminate; (ii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by written notice to Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law, providing such notices thereof to the Borrower as may be required hereby and by applicable law.
ARTICLE VIII
THE AGENT
Section 8.1 Appointment.
Each Lender hereby irrevocably designates and appoints Wells Fargo as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes Wells Fargo, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Each Lender acknowledges that the Credit Parties may rely on each action taken by the Administrative Agent on behalf of the Lenders hereunder. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.
It is the purpose of this Agreement and the other Credit Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Credit Documents, and in particular in case of the enforcement of any of the Credit Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Credit Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Credit Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Credit Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article VIII and of Section 9.5 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.
Should any instrument in writing from Borrower or any other Credit Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Borrower shall, or shall cause such Credit Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.
Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.
Section 8.2 Delegation of Duties.
The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

Section 8.3 Exculpatory Provisions.
Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable to any of the Lenders for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by any Credit Party of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any Credit Party.
Section 8.4 Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.
Section 8.5 Notice of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or any Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.
Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of any Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
Section 8.7 Indemnification.
The Lenders agree to indemnify the Administrative Agent, the Issuing Lender and their Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 8.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from any such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 8.7 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 8.8 Administrative Agent in Its Individual Capacity.
The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
Section 8.9 Successor Administrative Agent.
The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ prior notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the Notes or if the Administrative Agent enters or becomes subject to receivership, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower with such approval not to be unreasonably withheld (provided, however if an Event of Default shall exist at such time, no approval of the Borrower shall be required hereunder), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. If no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Credit Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent in accordance with this Section 8.9. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 8.10 Security Documents and Guaranty.
Each Lender (which term shall include, for purposes of this Section 8.10, any Hedging Agreement Provider and any Bank Services Provider) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Security Document as secured party and to be the agent for and representative of Lenders under the Guaranty, and each Lender agrees to be bound by the terms of each Security Document and the Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Security Document or the Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Security Document), in each case without the prior consent of Required Lenders (or, if required pursuant to Section 9.1, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Required Lenders have otherwise consented, or (b) release any Guarantor from the Guaranty if all of the Capital Stock of such Guarantor is sold to any Person pursuant to a sale or other disposition permitted hereunder or to which Required Lenders have otherwise consented; provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of Section 9.19 are satisfied. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Guarantors, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Security Document or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies under the Security Documents and the Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

ARTICLE IX
MISCELLANEOUS
Section 9.1 Amendments; Waivers and Release of Collateral.
Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section 9.1. The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower and other Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:
(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.6 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby;
(ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders;
(iii) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent;
(iv) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral, without the written consent of all of the Lenders;
(v) release all or substantially all of the Guarantors from their obligations under the Guaranty, without the written consent of all of the Lenders;
(vi) permit any Credit Party to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents;
(vii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of all Lenders, without the written consent of all Lenders;
(viii) amend, modify or waive any provision of the Credit Documents affecting the rights or duties of the Administrative Agent or the Issuing Lender under any Credit Document without the written consent of the Administrative Agent and/or the Issuing Lender, as applicable, in addition to the Lenders required hereinabove to take such action;
(ix) amend or modify the definition of Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby; or
(x) amend, modify or waive the order in which Obligations are paid in Section 2.9(b) without the written consent of each Lender directly affected thereby.

Any such waiver, amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding any of the foregoing to the contrary, the consent of the Borrower and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9 or any modification to Article VIII which would reduce the duties of the Administrative Agent to the Credit Parties or increase the obligations of any Credit Party hereunder); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Section 9.2 Notices.
Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the Business Day immediately following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and as set forth on Schedule 1.1 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower or any other Credit Party:	CSS Industries, Inc. 1845 Walnut Street, Suite 800 Philadelphia, PA 19103 Attention: Mr. Vincent Paccapaniccia

with a copy to:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Michael J. Pedrick, Esquire
Telecopier: (215) 963-5001
Telephone: (215) 963-4808

The Administrative Agent:	Wells Fargo Bank, National Association, as Administrative Agent 123 South Broad Street
PA1222 — 15th Floor
Philadelphia, PA 19109
Attention: Anne Sheahan
Telecopier: (215) 670-6808
Telephone: (215) 670-6592
and Stephen T. Dorosh
Telecopier: (302) 765-5518
Telephone: (302) 765-5525

with a copy to:	Reed Smith LLP
1650 Market Street
2500 One Liberty Place
Philadelphia, PA 19103
Attention: James S. Lawlor, Esquire
Telecopier: (215) 851-1420
Telephone: (215) 851-8873
Section 9.3 No Waiver; Cumulative Remedies; Enforcement.
No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.2 for the benefit of all the Lenders and the Issuing Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.7, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 9.7, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 9.4 Survival of Representations and Warranties.
All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under all of the Notes have been paid in full.
Section 9.5 Payment of Expenses and Taxes; Indemnification.
Each of the Credit Parties agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Credit Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Credit Documents), including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to each Lender, (c) all costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lender Parties pursuant to any Security Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Required Lenders may request in respect of the Security Documents or the Liens created pursuant thereto, (d) all costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral, (e) all costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to protect, evaluate, assess or dispose of any of the Collateral, (f) on demand, to pay, indemnify, and hold the Administrative Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (g) to pay, indemnify, and hold the Administrative Agent, each Lender and their respective Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty), performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, the “indemnified liabilities”); provided, however, that the Credit Parties shall not have any obligation hereunder to the Administrative Agent or any Lender or any Affiliate thereof with respect to indemnified liabilities to the extent arising from the gross negligence or willful misconduct of the Administrative Agent, any such Lender or any such Affiliate, as determined by a court of competent jurisdiction. Each Credit Party hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding relating to or arising out of any Credit Document any special, exemplary or punitive or consequential damages. The agreements in this Section 9.5 shall survive repayment of the Loans and the Obligations.
Section 9.6 Successors and Assigns; Participations; Purchasing Lenders.
(a) This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Credit Parties may not assign or transfer any of their rights or obligations under this Agreement or the other Credit Documents without the prior written consent of each Lender.
(b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (other than a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.6 which shall be determined by a vote of the Required Lenders) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect; provided that, it is understood and agreed that (A) a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation and (B) an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof, (ii) release all or substantially all of the Guarantors from their obligations under the Guaranty, (iii) release all or substantially all of the Collateral, or (iv) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
(c) Any Lender may, in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate thereof and, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) to one or more additional banks, insurance companies, financial institutions, investment funds or other entities (“Purchasing Lenders”), all or any part of its rights and obligations under this Agreement and the Notes in minimum amounts of $10,000,000 with respect to its portion of any of the Loans or Commitments (or, if less, the entire amount of such Lender’s portion of such Loan or Commitment), pursuant to an Assignment and Assumption, executed by such Purchasing Lender, such transferor Lender, the Administrative Agent, the Issuing Lender and the Borrower (to the extent required), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that (A) any sale or assignment to an existing Lender, or Affiliate thereof, shall not require the consent of the Borrower nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein (B) so long as no Default or Event of Default shall have occurred and be continuing, any other sale or assignment pursuant to this Section 9.6(c) shall require the consent of the Borrower (such consent not to be unreasonably withheld or delayed), and (C) no such assignment shall be made (1) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2). Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Assignment and Assumption, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Assignment and Assumption, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Assignment and Assumption new Notes to the order of such Purchasing Lender, to the extent requested by such Purchasing Lender, in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by such transferor Lender to the Borrower marked “cancelled.”
(d) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. Notwithstanding anything to the contrary contained in this Agreement or any Note, the Loans made pursuant to this Agreement are registered obligations, the right, title and interest of the Lender and any assignee in and to such Loans shall be transferable only upon a notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 9.6(d) shall be construed so that each Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(e) Upon its receipt of a duly executed Assignment and Assumption, together with payment to the Administrative Agent by the transferor Lender or the transferee Lender, as agreed between them, of a registration and processing fee of $3,500 for each transferee Lender (other than a transferee Lender that is an Affiliate of the transferor Lender) listed in such Assignment and Assumption and the Notes subject to such Assignment and Assumption, the Administrative Agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.

(f) The Credit Parties authorize each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Credit Parties and their Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of any Credit Party pursuant to this Agreement or which has been delivered to such Lender by or on behalf of any Credit Party in connection with such Lender’s credit evaluation of the Credit Parties and their Subsidiaries prior to becoming a party to this Agreement, in each case subject to their compliance with Section 9.15.
(g) At the time of each assignment pursuant to this Section 9.6, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms described in Section 2.15.
(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section 9.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
(i) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.7 Adjustments; Set-off.
(a) Each Lender agrees that if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or with respect to the participations in LOC Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, participations, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or subparticipations in LOC Obligations of the other Lenders, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further that the provisions of this Section shall not be construed to apply to any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender). The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans or participations in LOC Obligations may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
(b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the applicable Credit Party, any such notice being expressly waived by the applicable Credit Party to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Credit Party to such Lender hereunder and claims of every nature and description of such Lender against such Credit Party, in any currency, whether arising hereunder, under the Notes or under any documents contemplated by or referred to herein or therein, as such Lender may elect, whether or not such Lender has made any demand for payment; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The aforesaid right of set-off may be exercised by such Lender against the applicable Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of such Credit Party, or against anyone else claiming through or against such Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8 Table of Contents and Section Headings.
The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.
Section 9.9 Counterparts.
This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
Section 9.10 Effectiveness.
This Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent.
Section 9.11 Severability.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 9.12 Integration.
This Agreement and the other Credit Documents represent the agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, any other Credit Parties, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.13 Governing Law.
This Agreement and, unless otherwise specified therein, each other Credit Document and the rights and obligations of the parties under this Agreement and such other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles thereof.
Section 9.14 Consent to Jurisdiction and Service of Process.
All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Agreement, any Note or any of the other Credit Documents may be brought in the courts of the Commonwealth of Pennsylvania sitting in Philadelphia, Pennsylvania, or courts of the United States for the Eastern District of Pennsylvania, and, by execution and delivery of this Agreement, the Borrower and each of the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. The Borrower and each of the other Credit Parties irrevocably agree that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrower and the other Credit Parties to be effective and binding service in every respect. The Borrower, the other Credit Parties, the Administrative Agent and the Lenders irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Lender to bring proceedings against the Borrower or any other Credit Party in the court of any other jurisdiction.
Section 9.15 Confidentiality.
The Administrative Agent and each Lender agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, affiliates, auditors or counsel who have a need to know or to another Lender) any non-public information with respect to the Credit Parties and their Subsidiaries which is furnished pursuant to this Agreement, any other Credit Document, or in connection with the transactions contemplated hereby or thereby, or any documents contemplated by or referred to herein or therein (the “Information”), except that the Administrative Agent and any Lender may disclose any such Information (a) as has become generally available to the public other than by a breach of this Section 9.15, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the Office of the

Comptroller of the Currency or the National Association of Insurance Commissioners or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender; provided that such Lender shall give the Borrower written notice prior to making any disclosure pursuant to this subsection (c), (d) to (i) any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 9.6 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties; provided that such prospective transferee or swap or derivative counterparty shall have been made aware of this Section 9.15 and shall have agreed in writing to be bound by its provisions as if it were a party to this Agreement, with a copy of such written agreement to be provided to the Borrower upon written request, (e) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Agreement customarily found in such publications, and (f) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Hedging Agreement.
Section 9.16 Acknowledgments.
The Borrower and each other Credit Party each hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;
(b) none of the Administrative Agent, the Issuing Lender or any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower or any other Credit Party, on the other hand, in connection herewith is solely that of debtor and creditor; and
(c) no joint venture exists among the Lenders or among any Credit Party and any Lender.
Section 9.17 Waivers of Jury Trial.
THE BORROWER, EACH OF THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.18 Patriot Act Notice.
Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.
Section 9.19 Release of Security Interest or Guaranty.
Upon the proposed sale or other disposition of any Collateral to any Person that is permitted by this Agreement or to which Required Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Guarantor to any Person that is permitted by this Agreement or to which Required Lenders have otherwise consented, for which a Credit Party desires to obtain a security interest release or a release of the Guaranty from Administrative Agent, such Credit Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Credit Party’s expense, so long as Administrative Agent has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct, execute and deliver such releases of its security interest in such Collateral or such Guaranty, as may be reasonably requested by such Credit Party.
ARTICLE X
GUARANTY
Section 10.1 The Guaranty.
In order to induce the Lenders (which term shall include, for purposes of this Article X, any Hedging Agreement Provider and any Bank Services Provider) to enter into this Agreement and to induce Lenders to extend credit hereunder and under Participating Hedging Agreements and to provide Banking Services, and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: each of the Guarantors hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations. If any or all of the Obligations becomes due and payable hereunder, each Guarantor unconditionally jointly and severally promises to pay such Obligations to the Administrative Agent and the Lenders, or order of the Administrative Agent or any such Lender, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Obligations.
Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, and the maximum amount of liability of each Guarantor shall be limited to the maximum amount that could be asserted against such Guarantor hereunder without (i) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the UFTA or Section 2 of the UFCA, (ii) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA, and to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2 Bankruptcy.
Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Obligations of the Borrower to the Lenders whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(e), and unconditionally promises to pay such Obligations to the Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that any Credit Party shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to such Credit Party, the estate of such Credit Party, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
Section 10.3 Nature of Liability.
The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the Obligations which the Administrative Agent or such Lenders repay to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding (other than with respect to any payment returned to the Borrower pursuant to a final decision, by a final court of competent jurisdiction, as a result of the gross negligence or willful misconduct of the Administrative Agent or any Lender).

Section 10.4 Independent Obligation.
The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.
Section 10.5 Authorization.
Each of the Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors or other obligors.
Section 10.6 Reliance.
It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on their behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
Section 10.7 Waiver.
(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against the Borrower, any other Guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any Guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any Guarantor or any other party other than payment of the Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment of the Obligations (other than claims based on the gross negligence or willful misconduct of the Administrative Agent or a Lender). The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales (to the extent such sale is permitted by the UCC or any other applicable law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full and the Commitments have been terminated or deemed terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices (other than notices which, by the terms of any Credit Document, are expressly required to be delivered to any Guarantor by the Administrative Agent or a Lender), including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lenders against the Borrower or any other guarantor of the Obligations of the Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Loans hereunder shall have been paid and the Commitments have been terminated or deemed terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent and the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the Obligations of the Borrower until such time as the Obligations shall have been paid and the Commitments have been terminated or deemed terminated.
Section 10.8 Limitation on Enforcement.
The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:

CSS INDUSTRIES, INC., a Delaware corporation

By:	/s/ Vincent A. Paccapaniccia Name: Vincent A. Paccapaniccia
Title: Vice President — Finance

GUARANTORS:

PAPER MAGIC GROUP, INC., a Pennsylvania corporation

By:	/s/ Vincent A. Paccapaniccia Name: Vincent A. Paccapaniccia
Title: Vice President

BERWICK DELAWARE, INC., a Delaware corporation

By:	/s/ Vincent A. Paccapaniccia Name: Vincent A. Paccapaniccia
Title: President

BERWICK OFFRAY LLC, a Pennsylvania limited liability company

By:	/s/ Vincent A. Paccapaniccia Name: Vincent A. Paccapaniccia
Title: Vice President

CLEO INC, a Tennessee corporation

By:	/s/ Vincent A. Paccapaniccia Name: Vincent A. Paccapaniccia
Title: Vice President
Signature Page to Credit Agreement

PHILADELPHIA INDUSTRIES, INC., a Delaware corporation

By:	/s/ Vincent A. Paccapaniccia Name: Vincent A. Paccapaniccia
Title: President

LLM HOLDINGS, INC., a Delaware corporation

By:	/s/ Vincent A. Paccapaniccia

Name: Vincent A. Paccapaniccia
Title: President

THE PAPER MAGIC GROUP, INC., a Delaware corporation

By:	/s/ Vincent A. Paccapaniccia

Name: Vincent A. Paccapaniccia
Title: President

LION RIBBON COMPANY, INC., a Delaware corporation

By:	/s/ Vincent A. Paccapaniccia

Name: Vincent A. Paccapaniccia
Title: Vice President

C.R. GIBSON, LLC, a Delaware limited liability company

By:	/s/ Vincent A. Paccapaniccia

Name: Vincent A. Paccapaniccia
Title: Vice President

W.J.S. FURNITURE, INC., a Delaware corporation

By:	/s/ Vincent A. Paccapaniccia

Name: Vincent A. Paccapaniccia
Title: Vice President
Signature Page to Credit Agreement

PAPER MAGIC DISTRIBUTION, INC., a Delaware corporation

By:	/s/ Vincent A. Paccapaniccia Name: Vincent A. Paccapaniccia
Title: Vice President

DON POST STUDIOS, INC., a Delaware corporation

By:	/s/ Vincent A. Paccapaniccia

Name: Vincent A. Paccapaniccia
Title: Vice President

CRG DISTRIBUTION, INC., a Delaware corporation

By:	/s/ Vincent A. Paccapaniccia

Name: Vincent A. Paccapaniccia
Title: Vice President

LR TEXAS CORP., a Texas corporation

By:	/s/ Vincent A. Paccapaniccia

Name: Vincent A. Paccapaniccia
Title: Vice President

BOC DISTRIBUTION, INC., a Delaware corporation

By:	/s/ Vincent A. Paccapaniccia

Name: Vincent A. Paccapaniccia
Title: Vice President

BERWICK MANAGEMENT LLC, a Pennsylvania limited liability company

By:	Berwick Offray LLC,

By:	/s/ Vincent A. Paccapaniccia Name: Vincent A. Paccapaniccia
Title: Vice President
Signature Page to Credit Agreement

CLEO DELAWARE, INC., a Delaware corporation

By:	/s/ Vincent A. Paccapaniccia Name: Vincent A. Paccapaniccia
Title: President
Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Stephen T. Dorosh Name: Stephen T. Dorosh
Title: Vice President
Signature Page to Credit Agreement

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Stephen T. Dorosh Name: Stephen T. Dorosh
Title: Vice President

CITIZENS BANK OF PENNSYLVANIA, as Lender

By:	/s/ Jonathan H. Sprogell Name: Jonathan H. Sprogell
Title: Senior Vice President
Signature Page to Credit Agreement